Exhibit 4.1

Certain identified information has been excluded from this Exhibit 4.1 because it is both not material and would be likely to cause competitive harm if publicly disclosed.

Dated May 12, 2022

US$500,000,000

TERM LOAN FACILITY

BENEDICT MARITIME CO.

CARAVOKYRA MARITIME CORPORATION

COSTACHILLE MARITIME CORPORATION

NAVARINO MARITIME CORPORATION

DUVAL SHIPPING CO.

JODIE SHIPPING CO.

KAYLEY SHIPPING CO.

MADELIA SHIPPING CO.

MARINA MARITIME CORPORATION

PERCY SHIPPING CO.

PLANGE SHIPPING CO.

RENA MARITIME CORPORATION

ROCKWELL SHIPPING CO.

SIMONE SHIPPING CO.

VERNES SHIPPING CO.

VIRNA SHIPPING CO.

URIZA SHIPPING S.A.

as joint and several Borrowers and Hedge Guarantors

and

COSTAMARE INC.

as Guarantor

and

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

as Facility Agent, Security Agent and Structuring Bank and Bookrunner

and

THE FINANCIAL INSTITUTIONS

listed in Part D of Schedule 1 (The Parties)

as Mandated Lead Arrangers

and

THE FINANCIAL INSTITUTIONS

listed in Part D of Schedule 1 (The Parties)

as Lead Arrangers

and

THE FINANCIAL INSTITUTIONS

listed in Part D of Schedule 1 (The Parties)

as Arrangers

FACILITY AGREEMENT

relating to the refinancing of existing indebtedness secured on the Ships and the provision of financing for general corporate purposes

38 Bail-In	177
39 Notices	178
40 Calculations and Certificates	180
41 Partial Invalidity	181
42 Settlement or Discharge Conditional	181
43 Remedies and Waivers	181
44 Irrevocable Payment	181
45 Amendments and Waivers	181
46 Confidential Information	186
47 Counterparts and Electronic Signing	191
Section 12 Governing Law and Enforcement	192
48 Governing Law and QFC	192
49 Enforcement	192

Schedules

Schedule 1 The Parties
Part A The Obligors
Part B The Original Lenders
Part C The Servicing Parties
Part D The Arranging Parties
Schedule 2 Conditions Precedent
Part A Conditions Precedent to Initial Utilisation Request
Part B Conditions Precedent for a Substitute Borrower becoming a Borrower and Hedge Guarantor
Part C Conditions Precedent to Utilisation Request – Substitute Borrower
Part D Conditions Precedent to Utilisation
Part E Conditions Precedent to Prepositioning of Funds
Part F Conditions Precedent to Release of funds
Schedule 3 Details of the Ships
Schedule 4 Requests
Part A Utilisation Request
Part B Selection Notice
Schedule 5 Form of Transfer Certificate
Schedule 6 Form of Assignment Agreement
Schedule 7 Form of Compliance Certificate
Schedule 8 Benchmark Terms
Schedule 9 Daily Non-Cumulative Compounded RFR Rate
Schedule 10 Timetables
Schedule 11 Repayment Schedule
Schedule 12 Form of Accession Deed
Schedule 13 Form of Hedge Counterparty Accession Letter

Execution

Execution Pages

THIS AGREEMENT is made on May 12, 2022

Parties

(1)	BENEDICT MARITIME CO., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands as a borrower (“Borrower A”)

(2)	CARAVOKYRA MARITIME CORPORATION, a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower B”)

(3)	COSTACHILLE MARITIME CORPORATION, a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower C”)

(4)	NAVARINO MARITIME CORPORATION, a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower D”)

(5)	DUVAL SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower E”)

(6)	JODIE SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower F”)

(7)	KAYLEY SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower G”)

(8)	MADELIA SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower H”)

(9)	MARINA MARITIME CORPORATION, a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower I”)

(10)	PERCY SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower J”)

(11)	PLANGE SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower K”)

(12)	RENA MARITIME CORPORATION, a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower L”)

(13)	ROCKWELL SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower M”)

(14)	SIMONE SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower N”)

(15)	VERNES SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower O”)

(16)	VIRNA SHIPPING CO., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower P”)

(17)	URIZA SHIPPING S.A., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower (“Borrower Q”)

(18)	COSTAMARE INC., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands as guarantor (the “Guarantor”)

(19)	THE COMPANIES listed in Part A of Schedule 1 (The Parties) as hedge guarantors (the “Original Hedge Guarantors”)

(20)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Parties) as lenders (the “Original Lenders”)

(21)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Parties) as hedge counterparties (the “Original Hedge Counterparties”)

(22)	THE FINANCIAL INSTITUTIONS listed in Part D of Schedule 1 (The Parties) as mandated lead arrangers (the “Mandated Lead Arrangers”)

(23)	THE FINANCIAL INSTITUTIONS listed in Part D of Schedule 1 (The Parties) as lead arrangers (the “Lead Arrangers”)

(24)	THE FINANCIAL INSTITUTIONS listed in Part D of Schedule 1 (The Parties) as arrangers (the “Arrangers”)

(25)	BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY as structuring bank and bookrunner (the “Structuring Bank and Bookrunner”)

(26)	BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY as agent of the other Finance Parties (the “Facility Agent”)

(27)	BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY as security agent for the Secured Parties (the “Security Agent”)

Background

(A)	The Original Lenders have agreed to make available to the Borrowers a facility of up to $500,000,000, in up to ten Advances, for the purpose of refinancing the Existing Indebtedness in respect of the Ships and for general corporate purposes.

(B)	The Hedge Counterparties have agreed to enter into interest rate swap transactions with the Guarantor from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.

Operative Provisions

Section 1

Interpretation

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Accession Deed” means a document substantially in the form set out in Schedule 12 (Form of Accession Deed).

“Account Bank” means:

(a)	ING Bank N.V., London Branch, acting through its office at 8-10 Moorgate, London EC2R 6DA, England; or

(b)	the London branch of any replacement bank or other financial institution as may be approved by the Facility Agent acting with the authorisation of all the Lenders (provided that a London branch of a Lender shall always be acceptable to the Lenders).

“Account Security” means a document creating Security over the Earnings Accounts in agreed form.

“Additional Business Day” means any day specified as such in the Benchmark Terms.

“Additional Hedge Counterparty” means a bank or financial institution which becomes a Hedge Counterparty in accordance with Clause 30.8 (Additional Hedge Counterparties).

“Advance” means a borrowing of part of the Facility under this Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Age” means, in relation to a Ship, the age of that Ship at any relevant time (calculated as current calendar year minus calendar year of that Ship’s delivery date).

“Age Commitment” means, in respect of each Ship, the amount achieved by multiplying the Tranche Amount relevant to that Ship with its Age and for the purposes of Clause 7.7 (Mandatory prepayment maximum Debt Adjusted Age) means the amount achieved by multiplying the Tranche relevant to that Ship with its Age.

“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

“Approved Auditor” means any of Ernst & Young, PricewaterhouseCoopers, Deloitte, KPMG or any other independent firm of auditors approved in writing by the Facility Agent, acting with the authorisation of the Majority Lenders.

“Approved Brokers” means any firm or firms of insurance brokers approved in writing by the Facility Agent, acting with the authorisation of the Majority Lenders.

“Approved Charter” means:

(a)	an Initial Charter;

(b)	a Subsequent Charter; or

(c)	a Qualifying Charter.

“Approved Classification” means in relation to a Ship, as at the date of this Agreement, the classification in relation to that Ship specified in Schedule 3 (Details of the Ships) as may be amended pursuant to Clause 2.2 (Substitution of Ships) from time to time with the Approved Classification Society or the equivalent classification with another Approved Classification Society.

“Approved Classification Society” means in relation to a Ship, as at the date of this Agreement, the classification society in relation to that Ship specified in Schedule 3 (Details of the Ships) as may be amended pursuant to Clause 2.2 (Substitution of Ships) from time to time, DNV or any other classification society which is a member of the International Association of Classification Societies or any other classification society which is approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders.

“Approved Commercial Manager” means, in relation to a Ship:

(a)	Costamare Shipping;

(b)	V.Ships Greece;

(c)	V. Ships (Shanghai);

(d)	F.A. Vinnen;

(e)	HanseContor;

(f)	any other management company in the same beneficial ownership as Costamare Shipping; or

(g)	any other company, requested by the Borrowers and approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed) as the commercial manager of that Ship, being, as at the date of this Agreement, the commercial manager in relation to that Ship specified in Schedule 3 (Details of the Ships) as may be amended pursuant to Clause 2.2 (Substitution of Ships) from time to time.

“Approved Flag” means, in relation to a Ship, the Maltese, Greek, Liberian, Hong Kong, Panamanian or Marshall Islands flag or such other flag approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Approved Jurisdiction” means, in relation to a Substitute Borrower:

(a)	the Republic of Liberia;

(b)	the Republic of the Marshall Islands;

(c)	the Republic of Malta; or

(d)	any other jurisdiction which is approved by the Facility Agent acting with the authorisation of all the Lenders (such authorisation not to be unreasonably withheld or delayed).

“Approved Manager” means any Approved Commercial Manager or any Approved Technical Manager.

“Approved Technical Manager” means, in relation to a Ship:

(a)	Costamare Shipping;

(b)	V.Ships Greece;

(c)	V.Ships Shanghai;

(d)	F.A. Vinnen;

(e)	HanseContor;

(f)	any other management company in the same beneficial ownership as Costamare Shipping; or

(g)	any other company, requested by the Borrowers and approved in writing by the Facility Agent acting with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed) as the technical manager of that Ship, being, as at the date of this Agreement the technical manager in relation to that Ship specified in Schedule 3 (Details of the Ships) as may be amended pursuant to Clause 2.2 (Substitution of Ships) from time to time.

“Approved Valuer” means any of Howe Robinson Partners, Braemar ACM, Maersk Brokers K/S, Arrow Valuations Ltd. and Clarkson Valuations Ltd. and, only in respect of any valuation of a Group Vessel pursuant to Clause 23.4 (Valuation of a Group Vessel) for the purpose of testing compliance with the financial covenants set out in Clause 23.2 (Financial Covenants), also Ross Shipbrokers Co. Ltd. (including, in each case, their successors or assigns and such Subsidiary or other company in the same corporate group through which valuations are commonly issued by each of those brokers) and any other firm or firms of independent sale and purchase shipbrokers nominated by the Obligors and approved in writing by the Facility Agent, acting with the authorisation of the Majority Lenders.

“Arranging Party” means each Mandated Lead Arranger, each Lead Arranger, each Arranger or the Structuring Bank and Bookrunner.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignable Charter” means, in relation to a Ship, any time charterparty, consecutive voyage charter or contract of affreightment in relation to that Ship of a remaining duration (or capable of having or exceeding a duration) of 13 months or more or any bareboat charter in respect of that Ship entered into in accordance with Clauses 26.16 (Restrictions on chartering, appointment of managers etc.) and Clause 26.19 (Charter Assignment), including, for the avoidance of doubt, each Approved Charter in respect of that Ship.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

“Availability Period” means:

(a)	in relation to each Original Tranche, the period from and including the date of this Agreement up to and including 30 July 2022; and

(b)	in relation to a Substitute Tranche, the period from and including the date of this Agreement up to and including 31 August 2022 provided that the Substitution Option in respect of the relevant Substitute Ship has been exercised by no later than 20 July 2022, or in each case such later date approved in writing by the Facility Agent (acting on the instructions of all the Lenders).

“Available Commitment” means, in relation to a Tranche, a Lender’s Commitment under that Tranche minus:

(a)	the amount of its participation in any outstanding Utilisation under that Tranche; and

(b)	in relation to any proposed Utilisation under that Tranche, the amount of its participation in any Utilisation that is due to be made under that Tranche on or before the proposed Utilisation Date.

“Available Tranche” means, in relation to a Tranche, the aggregate for the time being of each Lender’s Available Commitment in respect of that Tranche.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Balloon Instalment” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Banking Day” means any day specified as such in the Benchmark Terms.

“Benchmark Terms” means the terms set out in Schedule 8 (Benchmark Terms) or in any Benchmark Supplement.

“Benchmark Supplement” means, a document which:

(a)	is agreed in writing by the Borrowers and the Facility Agent (acting on the instructions of the Majority Lenders);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Benchmark Terms; and

(c)	has been made available to the Borrowers and each Finance Party.

“Beneficial Ownership Regulation” means 1 C.F.R. §1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Block Rounding Period” has the meaning given to that term in Clause 40.3 (Day count convention and interest calculation).

“Borrower” means an Original Borrower or a Substitute Borrower.

“Borrower EBITDA” means, in respect of each Ship, and at the time a Substitution Option has been exercised by the Borrowers pursuant to Clause 2.2 (Substitution of Ships), the amount in dollars remaining after deducting from the Ship Revenues during the Charter Period in respect of the Charter relevant to it at the time of such Substitution Option:

(a)	the operating expenses, voyage expenses and any other expenses in relation to the that Ship for that period;

(b)	all management fees and commissions payable by the relevant Borrower in connection with its Ship for that period to the extent not included under paragraph (a) above; and

(c)	the general and administrative expenses in relation to that Ship payable by the relevant Borrower in cash for that period to the extent not included under paragraphs (a) and (b) above,

in each case, as set out in the relevant budget to be provided to the Facility Agent by the Borrowers and applicable to that period.

“Break Costs” means:

(a)	in respect of a Term Rate Loan, the amount (if any) by which:

(i)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)	in respect of any RFR Loan, any amount specified as such in the Benchmark Terms.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Dublin and Athens and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York, Amsterdam, Frankfurt, Stockholm, Basel and Zurich and in relation to:

(a)	the fixing of an interest rate in respect of a Term Rate Loan;

(b)	any date for repayment, payment or purchase of an amount relating to an RFR Loan;

(c)	the determination of the first day or the last day of an Interest Period for an RFR Loan or otherwise in relation to the determination of the length of such an Interest Period; or

(d)	the determination of a Utilisation Date.

which is an Additional Business Day relating to that Term Rate Loan or RFR Loan (as the case may be).

“Central Bank Rate” has the meaning given to that term in the applicable Benchmark Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Benchmark Terms.

“Change of Control” means the occurrence of any of the following acts, events or circumstances:

(a)	in relation to a Borrower, a change in the ownership of that Borrower resulting in that Borrower not being a direct or indirect wholly owned subsidiary of the Guarantor; and/or

(b)	a sale by the members of the Konstantakopoulos Family of any shares in the Guarantor which would reduce the proportion of issued common shares in the Guarantor owned by them in aggregate to below 30 per cent. of the issued common shares; and/or

(c)	the issuance by the Guarantor of further shares, which would reduce the proportion of issued common shares in the Guarantor owned by the members of the Konstantakopoulos Family in aggregate to below 30 per cent. of the issued common shares; and/or

(d)	no member of the Konstantakopoulos Family has the power to direct, or cause the direction of, the management and the policies of the Guarantor, whether through the ownership of voting securities, by contract, or otherwise.

“Charter” means, in relation to a Ship, any charter relating to that Ship, or other contract for its employment, whether or not already in existence to which the Borrower owning that Ship enters into on bona fide arm’s length terms.

“Charter Guarantee” means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting an Assignable Charter.

“Charter Period” means, in relation to a Ship, the part of the Security Period which falls within the period commencing on the Utilisation Date of the Tranche relevant to that Ship and ending on the date on which the Charter of that Ship expires by effluxion of time;

“Code” means the US Internal Revenue Code of 1986.

“Commercial Management Agreement” means, in relation to a Ship, the agreement entered into between the Borrower owning that Ship and the Approved Commercial Manager or, as the case may be, between two Approved Managers regarding the commercial management of that Ship.

“Commitment” means a Tranche A Commitment, a Tranche B Commitment, a Tranche C Commitment, a Tranche D Commitment, a Tranche E Commitment, a Tranche F Commitment, a Tranche G Commitment, a Tranche H Commitment, a Tranche I Commitment, a Tranche J Commitment, a Tranche K Commitment, a Tranche L Commitment, a Tranche M Commitment, Tranche N Commitment, a Tranche O Commitment, a Tranche P Commitment, a Tranche Q Commitment or any Substitute Tranche Commitment.

“Compliance Certificate” means a certificate in the form set out in Schedule 7 (Form of Compliance Certificate) or in any other form agreed between the Guarantor and the Facility Agent.

“Compliance Date” has the meaning given to it in Clause 23.1 (Definitions).

“Compounded Reference Rate” means, in relation to any Banking Day during the Interest Period of an RFR Loan, the percentage rate per annum which is the aggregate of:

(a)	the applicable Daily Non-Cumulative Compounded RFR Rate for that Banking Day; and

(b)	the Credit Adjustment Spread.

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrowers, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Borrowers and each Finance Party.

“Confidential Information” means all information relating to any Transaction Obligor or Prohibited Person, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 46 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the relevant Lender or any other relevant Finance Party.

“Cosco” means Cosco (Cayman) Mercury Co., Ltd., a company incorporated in Cayman Islands.

“Credit Adjustment Spread” means, the rate specified in the Benchmark Terms.

“Corresponding Debt” means any amount, other than any Parallel Debt, which an Obligor owes to a Secured Party under or in connection with the Finance Documents.

“Costamare Shipping” means Costamare Shipping Company S.A., a company incorporated in the Republic of Panama whose registered office is at 8th Floor, Capital Plaza Building, Roberto Motta Ave., Costa Del Este, Panama City, Republic of Panama.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“CVI” means Costamare Ventures Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any Banking Day during an Interest Period for an RFR Loan, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 9 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the Benchmark Terms.

“Debt” means, in relation to a Borrower, its Ship and the Tranche relevant to it, the sums to be incurred by that Borrower in respect of the payment of principal of that Tranche pursuant to this Agreement.

“Debt Adjusted Age” means the quotient obtained by dividing (a) the aggregate of the Age Commitment of all Ships to be financed under this Agreement by (b) the aggregate of the Tranche Amounts in respect of all Ships, and for the purposes of Clause 7.7 (Mandatory prepayment maximum Debt Adjusted Age) means the quotient obtained by dividing (a) the aggregate of the Age Commitment of all Ships financed under this Agreement by (b) the aggregate of the outstanding amount of the Loan at any relevant time.

“Debt Service” means, in relation to a Borrower, its Ship and the Tranche relevant to it, the aggregate sums to be incurred by that Borrower in respect of the payment of principal of, and any interest to be accrued on, that Tranche and any accrued costs and expenses pursuant to this Agreement.

“Deed of Covenant” means, in relation to a Ship, if required by the laws of the state of the Approved Flag, a deed of covenant collateral to the Mortgage of that Ship and creating Security over that Ship in agreed form.

“Deed of Release” means, in relation to a Ship, a deed releasing any Existing Security relating to that Borrower and that Ship and any obligations and liabilities of that Borrower and, where applicable, any other Transaction Obligor arising out of or in connection with the Existing Agreement to which that Borrower is a party, in each case, in agreed form.

“Default” means an Event of Default or a Potential Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make available its participation in an Advance or has given notice to the Facility Agent that it will not make such participation available by the Utilisation Date pursuant to Clause 5.4 (Lenders’ participation); or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	that Lender is disputing in good faith whether it is contractually obliged to make the relevant payment;

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.

“Document of Compliance” has the meaning given to it in the ISM Code.

“Dollar Deposit Security” has the meaning given to it in paragraph (b) of Clause 27.3 (Value of additional security).

“dollars” and “$” mean the lawful currency, for the time being, of the United States of America.

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Security Agent and which arise out of or in connection with or relate to the use or operation of that Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Facility Agent, pooled or shared with any other person:

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to a Borrower or the Security Agent in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(vi)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

(vii)	all monies which are at any time payable to that Borrower in relation to general average contribution; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (vii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

“Earnings Account” means, in relation to a Borrower:

(a)	an account in the name of that Borrower with the Account Bank designated “Earnings Account”;

(b)	any other account in the name of that Borrower with the Account Bank which may, with the prior written consent of the Facility Agent, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Election Notice” has the meaning given to it in Clause 8.1 (Switch to Term SOFR).

“Election Period” means the period commencing on the day after the earlier of (i) the end of the Availability Period and (ii) the date on which the Available Commitments are reduced to zero and ending on 1 July 2023.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under applicable Environmental Laws.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge of Environmentally Sensitive Material from a Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than any Ship and which involves a collision between any Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually arrested, attached, detained or injuncted and/or a Ship and/or any Obligor and/or any operator or manager of a Ship is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from a Ship and in connection with which a Ship is actually arrested and/or where any Obligor and/or any operator or manager of a Ship is at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“EU Bail-In Legislation Schedule” means the document described as such and published by the LMA from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 29 (Events of Default).

“Existing Agreement” means Existing Agreement A, Existing Agreement B, Existing Agreement C, Existing Agreement D, Existing Agreement E, Existing Agreement F, Existing Agreement G, Existing Agreement H, Existing Agreement I, Existing Agreement J or a Substitute Ship Existing Agreement.

“Existing Agreement A” means the bareboat charter dated 24 December 2014 (as amended, supplemented and/or restated from time to time) and entered into among (i) Borrower A as lessee and (ii) Existing Creditor A as lessor in relation to Ship A.

“Existing Agreement B” means the loan agreement dated 29 May 2020 (as amended, supplemented and/or restated from time to time) and entered into (originally) among, inter alios, (i) Borrower B, Borrower C, Borrower I, Kalamata Shipping Corporation, Navarino Maritime Corporation and Merten Shipping Co. as joint and several borrowers and (ii) Existing Creditor B as lender, arranger, account bank, agent and security trustee for the purpose of, inter alia, financing Ship B, Ship C and Ship I.

“Existing Agreement C” means the loan agreement dated 27 November 2018 (as amended, supplemented and/or restated from time to time) and entered into among (i) the Guarantor as borrower and (ii) Existing Creditor C as lender, swap bank, agent and security trustee for the purpose of, inter alia, financing Ship D, Ship E, Ship H, Ship J, Ship M and Ship P.

“Existing Agreement D” means the bareboat charter dated 29 June 2016 (as amended, supplemented and/or restated from time to time) and entered into among (i) Borrower F as lessee and (ii) Existing Creditor D as lessor in relation to Ship F.

“Existing Agreement E” means the bareboat charter dated 29 June 2016 (as amended, supplemented and/or restated from time to time) and entered into among (i) Borrower G as lessee and (ii) Existing Creditor E as lessor in relation to Ship G.

“Existing Agreement F” means the bareboat charter dated 19 June 2017 (as amended, supplemented and/or restated from time to time) and entered into among (i) Borrower K as lessee and (ii) Existing Creditor F as lessor in relation to Ship K.

“Existing Agreement G” means the bareboat charter dated 19 June 2017 (as amended, supplemented and/or restated from time to time) and entered into among (i) Borrower N as lessee and (ii) Existing Creditor G as lessor in relation to Ship N.

“Existing Agreement H” means the loan agreement dated 24 April 2020 (as amended, supplemented and/or restated from time to time) and entered into (originally) among (i) Borrower L, Capetanissa Maritime Corporation, Christos Maritime Corporation, Costis Maritime Corporation and Joyner Carriers S.A. as joint and several borrowers and (ii) Existing Creditor H as lender for the purpose of, inter alia, financing Ship L.

“Existing Agreement I” means the loan agreement dated 29 March 2021 (as amended, supplemented and/or restated from time to time) and entered into among (i) Borrower O as borrower and (ii) Existing Creditor B as lender, arranger, account bank, agent and security trustee for the purpose of financing Ship O.

“Existing Agreement J” means the loan agreement dated 10 November 2020 (as amended and restated by an amendment and restatement agreement dated 24 March 2021 and as further supplemented and/or amended from time to time) and entered into among (i) Borrower Q as borrower, (ii) the Guarantor as guarantor, (iii) the banks and financial institutions listed therein as lenders and (iv) Existing Creditor I as agent and security agent for the purpose of refinancing Ship Q.

“Existing Creditor” means Existing Creditor A, Existing Creditor B, Existing Creditor C, Existing Creditor D, Existing Creditor E, Existing Creditor F, Existing Creditor G, Existing Creditor H, Existing Creditor I or a Substitute Ship Existing Creditor.

“Existing Creditor A” means [redacted].

“Existing Creditor B” means [redacted].

“Existing Creditor C” means [redacted].

“Existing Creditor D” means [redacted].

“Existing Creditor E” means [redacted].

“Existing Creditor F” means [redacted].

“Existing Creditor G” means [redacted].

“Existing Creditor H” means [redacted].

“Existing Creditor I” means [redacted].

“Existing Indebtedness” means, in relation to an Existing Agreement, at any date, the outstanding Financial Indebtedness of the Borrower which is a party to that Existing Agreement on that date under that Existing Agreement.

“Existing Security” means, in relation to each Existing Agreement, any Security created over any of the assets of that Borrower (including, without limitation, the Ship owned by that Borrower) or its shares to secure that Existing Indebtedness (or any part thereof).

“Evergreen Marine” means Evergreen Marine (Singapore) Pte. Ltd., a company incorporated in Singapore whose registered address is at 200 Cantonment Road #12-01 Southpoint, Singapore 089763.

“Evergreen International” means Evergreen International S.A., a company incorporated in Panama whose registered address is at 2nd Floor, MMG Tower, East 53rd Street, Panama, Republic of Panama.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“F.A. Vinnen” means F.A. Vinnen & Co. (GmbH & Co. KG), a company incorporated in Germany whose registered address is at Altenwall 21, 28195 Bremen, Germany.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between any of the Arranging Parties, the Facility Agent and the Security Agent and any Obligor setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	each Utilisation Request;

(d)	any Accession Deed;

(e)	any Hedging Agreement;

(f)	any Security Document;

(g)	any Subordination Agreement;

(h)	any Benchmark Supplement;

(i)	any Compounding Methodology Supplement;

(j)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or

(k)	any other document designated as such by the Facility Agent and the Borrowers.

“Finance Party” means each Mandated Lead Arranger, each Lead Arranger, each Arranger, the Structuring Bank and Bookrunner, the Facility Agent, the Security Agent, a Hedge Counterparty or a Lender.

“Financial Indebtedness” means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP (as in effect on the date of this Agreement), be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Fund” has the meaning in Clause 30.1 (Assignment and transfer by the Lenders).

“Further Rate Switch Date” means the earlier of any Further Rate Switch Trigger Event Date.

“Further Rate Switch Trigger Event” means:

(a)

(i)

(A)	the administrator of Term SOFR or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of Term SOFR is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide Term SOFR;

(ii)	the administrator of Term SOFR publicly announces that it has ceased or will cease, to provide Term SOFR for the Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide Term SOFR for the Quoted Tenor;

(iii)	the supervisor of the administrator of Term SOFR publicly announces that Term SOFR has been or will be permanently or indefinitely discontinued for the Quoted Tenor; or

(iv)	the administrator of Term SOFR or its supervisor publicly announces that Term SOFR for the Quoted Tenor may no longer be used; or

(b)	the Borrowers and the Facility Agent (in its own capacity) and the Facility Agent, acting on the instructions of the Majority Lenders agree in writing that interest under this Agreement should be calculated by reference to the Compounded Reference Rate.

“Further Rate Switch Trigger Event Date” means:

(a)	in the case of an occurrence of a Further Rate Switch Trigger Event described in sub-paragraph (i) of paragraph (a) of the definition of Further Rate Switch Trigger Event, the date on which Term SOFR ceases to be published or otherwise becomes unavailable;

(b)	in the case of an occurrence of a Further Rate Switch Trigger Event described in sub-paragraph (ii), (iii) or (iv) of paragraph (a) of the definition of Further Rate Switch Trigger Event, the date on which Term SOFR for the Quoted Tenor ceases to be published or otherwise becomes unavailable; and

(c)	in the case of an occurrence of a Further Rate Switch Trigger Event described in paragraph (b) of the definition of Further Rate Switch Trigger Event, the date which the Borrowers and the Facility Agent (in its own capacity) and the Facility Agent, acting on the instructions of the Majority Lenders agree in writing.

“GAAP” means generally accepted accounting principles in the US.

“General and Charter Assignment” means, in relation to a Ship, the general assignment creating Security over that Ship’s Earnings, its Insurances, any Requisition Compensation, any Assignable Charter and any Charter Guarantee in relation to that Ship in agreed form.

“Group” means the Guarantor and its Subsidiaries for the time being and “member of the Group” shall be construed accordingly.

“Group Vessels” has the meaning given to it in Clause 23.1 (Definitions).

“Hapag-Lloyd” means Hapag-Lloyd AG, a company incorporated in Germany whose registered office is at Ballindamm 25, Hamburg, Germany.

“HanseContor” means HanseContor Shipmanagement GmbH & Co. KG, a company incorporated in Germany whose registered address is at An der Werft 7-11, D-21680 Stade, Germany.

“Hedge Counterparty” means any Original Hedge Counterparty or any Additional Hedge Counterparty.

“Hedge Counterparty Accession Letter” means a document substantially in the form set out in Schedule 13 (Form of Hedge Counterparty Accession Letter).

“Hedge Guarantors” means an Original Hedge Guarantor or any company that accedes to this Agreement as a hedge guarantor in accordance with Clause 2.2 (Substitution of Ships).

“Hedging Agreement” means any master agreement, confirmation, transaction, schedule or other agreement in agreed form entered into or to be entered into by the Guarantor for the purpose of hedging interest payable under this Agreement.

“Hedging Agreement Security” means a hedging agreement security creating Security over the Guarantor’s rights and interests in any Hedging Agreement, in agreed form.

“Holding Company” means, in relation to a person, any other person in relation to which it is a Subsidiary.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a party to a Finance Document that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indemnified Person” has the meaning given to it in Clause 15.2 (Other indemnities).

“Initial Charter” means an Original Initial Charter or a Substitute Initial Charter.

“Initial Charter A” means, in relation to Ship A, the time charter dated 7 January 2014 (as amended and supplemented from time to time) and made among (i) Borrower A, (ii) the Guarantor, (iii) Evergreen Marine as charterer and (iv) Evergreen International as second charterer expiring on 4 March 2026 at a gross daily charter hire rate of $[redacted].

“Initial Charter B” means, in relation to Ship B, the time charter dated 16 January 2004 (as amended and supplemented from time to time) and made between Borrower B and Cosco expiring on 1 February 2024 at a gross daily charter hire rate of $39,600.

“Initial Charter C” means, in relation to Ship C, the time charter dated 5 June 2020 (as amended and supplemented from time to time) and made between Borrower C and Cosco expiring on 1 February 2024 at a gross daily charter hire rate of $39,600.

“Initial Charter D” means, in relation to Ship D, the time charter dated 4 May 2018 (as amended and supplemented from time to time) and made between Borrower D and Maersk expiring on 1 October 2022 at a base rate of $16,000, adjusted pursuant to the terms of a 50:50 profit/loss sharing mechanism based on market conditions with a minimum charter rate of $12,000 and a maximum charter rate of $25,000.

“Initial Charter E” means, in relation to Ship E, the time charter dated 12 February 2021 (as amended and supplemented from time to time) and made between Borrower E and Hapag-Lloyd expiring on 25 January 2023 at a gross daily charter hire rate of $17,750.

“Initial Charter F” means, in relation to Ship F, the time charter dated 28 January 2011 (as amended and supplemented from time to time) and made between Borrower F and MSC expiring on 29 January 2026, at a gross daily charter hire rate of $45,300 until 28 January 2023 and at a gross daily charter hire rate of $35,300 for the period from 29 January 2023 to 29 January 2026.

“Initial Charter G” means, in relation to Ship G, the time charter dated 28 January 2011 (as amended and supplemented from time to time) and made between Borrower G and MSC expiring on 24 February 2026, at a gross daily charter hire rate of $45,300 until 23 February 2023 and at a gross daily charter hire rate of $35,300 for the period from 24 February 2023 to 24 February 2026.

“Initial Charter H” means, in relation to Ship H, the time charter dated 8 January 2018 (as amended and supplemented from time to time) and made between Borrower H and Maersk expiring on 20 January 2026 at a gross daily charter hire rate of $34,730.

“Initial Charter I” means, in relation to Ship I, the time charter dated 16 January 2004 (as amended and supplemented from time to time) and made between Borrower I and Cosco expiring latest by 30 June 2022 at a gross daily charter hire rate of $30,900.

“Initial Charter J” means, in relation to Ship J, the time charter dated 4 January 2018 (as amended and supplemented from time to time) and made between Borrower J and MSC expiring on 18 March 2024, at a gross daily charter hire rate of $7,750 until 18 March 2022 and at a gross daily charter hire rate of $15,000 for the period from 19 March 2022 to 19 March 2024.

“Initial Charter K” means, in relation to Ship K, the time charter dated 27 March 2017 (as amended and supplemented from time to time) and made between Borrower K and Maersk expiring on 24 November 2024 at a gross daily charter hire rate of $14,200.

“Initial Charter L” means, in relation to Ship L, the time charter dated 12 January 2018 (as amended and supplemented from time to time) and made between Borrower L and Cosco expiring latest by 30 June 2022 at a gross daily charter hire rate of $30,900.

“Initial Charter M” means, in relation to Ship M, the time charter dated 12 August 2020 (as amended and supplemented from time to time) and made between Borrower M and [redacted] expiring on 1 October 2024 at a gross daily charter hire rate of [redacted].

“Initial Charter N” means, in relation to Ship N, the time charter dated 27 March 2017 (as amended and supplemented from time to time) and made between Borrower N and Maersk expiring on 17 December 2024 at a gross daily charter hire rate of $14,200.

“Initial Charter O” means, in relation to Ship O, the time charter evidenced, at the time of this Agreement, by a recapitulation email dated 9 September 2021 and made between Borrower O and Zim expiring latest by 29 September 2025 at a gross daily charter hire rate of $62,500.

“Initial Charter P” means, in relation to Ship P, the time charter dated 10 June 2021 (as amended and supplemented from time to time) and made between Borrower P and Maersk expiring on 2 August 2026 at a gross daily charter hire rate of $46,500.

“Initial Charter Q” means, in relation to Ship Q, the time charter dated 13 March 2020 (as amended and supplemented from time to time) and made between Borrower Q and MSC expiring on 1 January 2025 at a gross daily charter hire rate of $31,000.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Instructions” has the meaning given to it in Clause 5.8 (Prepositioning of funds).

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in relation to that Ship, that Ship’s Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“Interest Payment Date” has the meaning given to it in Clause 9.3 (Payment of interest).

“Interest Period” means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

“Interpolated Term SOFR” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Term Rate Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Term Rate Loan, the RFR for a day which is two Additional Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Term Rate Loan.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code.

“Konstantakopoulos Family” means collectively the following:

(a)	Mr Vasileios Konstantakopoulos;

(b)	Mr Kostantinos V. Konstantakopoulos;

(c)	Mr Achillefs V. Konstantakopoulos;

(d)	Mr Christos V. Konstantakopoulos;

(e)	all the lineal descendants in direct line of any of the said Messrs. Vasileios Konstantakopoulos, Kostantinos V. Konstantakopoulos, Achillefs V. Konstantakopoulos and Christos V. Konstantakopoulos;

(f)	a husband or wife, or former husband or wife, or widower or widow of any of the above persons;

(g)	the estates, trusts, foundations or legal representatives of any of the above persons (whether controlled by any of them or being the beneficiaries of any of them); and

(h)	each company (other than a member of the Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (f) above, and “member of the Konstantakopoulos Family” means any one of them.

“Lease Tranche” means a Tranche to be used to refinance the Existing Indebtedness over a Ship which is under a sale and leaseback financing pursuant to the relevant Existing Agreement.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 30 (Changes to the Lenders and Hedge Counterparties),

which in each case has not ceased to be a Party in accordance with this Agreement.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association or any successor organisation.

“Loan” means the aggregate amount of the Advances to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a “part of the Loan” means an Advance, a Tranche or any other part of the Loan as the context may require.

“Lookback Period” means the number of days specified as such in the Benchmark Terms.

“Maersk” means Maersk Line A/S, a company incorporated in Denmark whose registered address is at 50 Esplanaden, 1501 Copenhagen, Denmark.

“Major Casualty” means, in relation to a Ship any casualty to that Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $[redacted] or the equivalent in any other currency.

“Majority Lenders” means:

(a)	if no Advance has yet been made, a Lender or Lenders whose Commitments aggregate 66⅔ per cent. or more of the Total Commitments; or

(b)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate 66⅔ per cent. or more of the amount of the Loan then outstanding or, if all Utilisations have been repaid or prepaid in full, a Lender or Lenders whose participations in the Utilisations outstanding immediately before repayment or prepayment in full aggregate 66⅔ per cent. or more of the Utilisations outstanding immediately before such repayment.

“Management Agreement” means a Technical Management Agreement or a Commercial Management Agreement.

“Manager’s Undertaking” means the letter of undertaking from the Approved Technical Manager and the letter of undertaking from the Approved Commercial Manager subordinating the rights of the Approved Technical Manager and the Approved Commercial Manager respectively against each Ship and each Borrower to the rights of the Finance Parties in agreed form.

“Margin” means 1.50 per cent. per annum.

“Market Value” means, in relation to a Ship or any other vessel, at any date, an amount equal to the market value of that Ship or vessel shown by the arithmetic average of two valuations, each addressed to the Facility Agent and prepared:

(a)	as at a date not more than 30 days previously (and, in the case of a Substitute Ship for the purposes of Clause 2.2 (Substitution of Ships), as at a date not more than 30 days prior to the Utilisation Date of the relevant Substitute Tranche);

(b)	by an Approved Valuer selected and appointed by the Borrower or the Guarantor;

(c)	without physical inspection of that Ship or vessel;

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any Charter;

(e)	in dollars; and

(f)	in the event that any such valuation provides that the Ship’s market value has a certain range, utilising the arithmetic mean of that range.

“Material Adverse Effect” means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the financial condition of the Transaction Obligors (excluding the Approved Managers and, if the financial condition of the Guarantor is not materially and adversely affected, the Borrowers) (or any of them); or

(b)	the ability of any Transaction Obligor to comply with any of its obligations under any Finance Document; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	other than where paragraph (b) below applies:

(i)	(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(b)	in relation to an Interest Period for any Loan or part of a Loan or any other period for the accrual of commission or fees before the Rate Switch Date or after the Further Rate Switch Date or a period at the end of which a Repayment Date falls before the Rate Switch Date or after the Further Rate Switch Date, the rules specified as “Business Day Conventions” in the Benchmark Terms shall apply.

The above rules will only apply to the last Month of any period.

“Mortgage” means, in relation to a Ship, a first priority or, as the case may be, preferred ship mortgage on that Ship in agreed form.

“Mortgage Amendment” means, in relation to a Mortgage, an addendum or, as the case may be, amendment to that Mortgage in agreed form.

“MSC” means MSC - Mediterranean Shipping Company S.A., a company incorporated in Switzerland whose registered office is at 12-14 Chemin Rieu, 1208, Geneva, Switzerland.

“Obligor” means a Borrower, the Guarantor or a Hedge Guarantor.

“ONE” means Ocean Network Express Pte. Ltd., a company incorporated in Singapore whose registered address is at 7 Straits View, Marina ONE East Tower, #16-01, Singapore 018936.

“Original Borrower” means Borrower A, Borrower B, Borrower C, Borrower D, Borrower E, Borrower F, Borrower G, Borrower H, Borrower I, Borrower J, Borrower K, Borrower L, Borrower M, Borrower N, Borrower O, Borrower P or Borrower Q.

“Original Financial Statements” means, in relation to the Guarantor, the audited consolidated financial statements of the Guarantor for its financial year ended 31 December 2020.

“Original Initial Charter” means Initial Charter A, Initial Charter B, Initial Charter C, Initial Charter D, Initial Charter E, Initial Charter F, Initial Charter G, Initial Charter H, Initial Charter I, Initial Charter J, Initial Charter K, Initial Charter L, Initial Charter M, Initial Charter N, Initial Charter O, Initial Charter P or Initial Charter Q.

“Original Jurisdiction” means, in relation to a Transaction Obligor, the jurisdiction under whose laws that Transaction Obligor is incorporated as at the date of this Agreement.

“Original Ship” means Ship A, Ship B, Ship C, Ship D, Ship E, Ship F, Ship G, Ship H, Ship I, Ship J, Ship K, Ship L, Ship M, Ship N, Ship O, Ship P or Ship Q.

“Original Tranche” means Tranche A, Tranche B, Tranche C, Tranche D, Tranche E, Tranche F, Tranche G, Tranche H, Tranche I, Tranche J, Tranche K, Tranche L, Tranche M, Tranche N, Tranche O, Tranche P or Tranche Q.

“Overseas Regulations” means the Overseas Companies Regulations 2009 (SI 2009/1801).

“Parallel Debt” means any amount which an Obligor owes to the Security Agent under Clause 33.2 (Parallel Debt (Covenant to pay the Security Agent)) or under that Clause as incorporated by reference or in full in any other Finance Document.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199).

“Perfection Requirements” means the making or procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Finance Document (and/or any Security created under it) necessary for the validity, enforceability (as against the relevant Obligor or any relevant third party) and/or perfection of that Finance Document.

“Permitted Financial Indebtedness” means:

(a)	until the relevant Utilisation Date, any Existing Indebtedness in relation to a Borrower;

(b)	any Financial Indebtedness incurred under the Finance Documents;

(c)	to the extent it constitutes Financial Indebtedness, trade credit granted to any Borrower in the ordinary course of its business and trading activities in an aggregate amount not exceeding, at any relevant time, $1,500,000 (or the equivalent in any other currency) in respect of each Borrower; and

(d)	any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Subordination Agreement or otherwise in terms satisfactory to the Facility Agent and which is, in the case of any such Financial Indebtedness of any Borrower, the subject of Subordinated Debt Security.

“Permitted Security” means:

(a)	until the relevant Utilisation Date, any Existing Security in relation to a Borrower and the Ship owned by that Borrower;

(b)	Security created by the Finance Documents;

(c)	liens for unpaid master’s, officer’s and crew’s wages in accordance with usual maritime practice;

(d)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(e)	liens for salvage;

(f)	liens for master’s disbursements incurred in the ordinary course of trading of any Ship;

(g)	liens arising by operation of law for not more than 2 month’s hire under any charter in relation to any Ship not prohibited by this Agreement;

(h)	Security arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

(i)	any Security which arises pursuant to any order of attachment distraint or similar legal process arising in connection with court proceedings provided that the execution or other enforcement thereof is effectively stayed and the claims served thereby are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided); and

(j)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship and not as a result of any default or omission by any Transaction Obligor, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for payment of which adequate reserves have been provided) and subject, in the case of liens for repair or maintenance, to Clause 26.16 (Restrictions on chartering, appointment of managers etc.).

“Person” has the meaning given to it in Clause 21.32 (Sanctions).

“Potential Event of Default” means any event or circumstance specified in Clause 29 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Prepositioned Advance” has the meaning given to it in Clause 5.8 (Prepositioning of funds).

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Protected Party” has the meaning given to it in Clause 13.1 (Definitions).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualifying Charter” means, in relation to a Ship, a Charter in respect of a Ship:

(a)	which is for a minimum term of no less than 13 months (without taking into account any optional extensions other than optional extensions exercisable by the relevant Borrower); and

(b)	which provides for a minimum gross rate of hire which exceeds the aggregate of (i) the Operating Expenses of that Ship (as defined in sub-paragraph (v) of paragraph (d) of Clause 23.4 (Valuation of a Group Vessel)) as determined by the Borrowers for the period of that Charter and (ii) the Debt Service in relation to the Tranche applicable to that Ship (apportioned on a daily basis for the period of such Charter).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Additional Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Facility Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Quoted Tenor” means 3 month Term SOFR.

“Rate Switch Date” has the meaning given to it in Clause 8.1 (Switch to Term SOFR).

“Rate Switch Rejection Notice” means a notice from a Lender to the Facility Agent following service of an Election Notice to the effect that it has or will become contrary to any law or regulation applicable to that Lender for it to make, maintain or fund the Loan or any part of the Loan if interest is determined by reference to Term SOFR or to determine or charge interest in respect of the Loan or any part of the Loan by reference to Term SOFR, or it is or will be unlawful for any Affiliate of a Lender for that Lender to do so.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Release” has the meaning given to it in Clause 5.8 (Prepositioning of funds).

“Release Date” means, in relation to a Prepositioned Advance, the date of the Release of that Prepositioned Advance in accordance with Clause 5.8 (Prepositioning of funds).

“Relevant Market” means the market specified as such in the Benchmark Terms.

“Relevant Jurisdiction” means, in relation to a Transaction Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Party” has the meaning given to it in Clause 21.32 (Sanctions).

“Repayment Date” means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

“Repayment Instalment” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Repayment Schedule” means the repayment schedule set out in Schedule 11 (Repayment Schedule) as may be amended pursuant to Clause 6.1 (Repayment of Loan) from time to time.

“Repeating Representation” means each of the representations set out in Clause 21 (Representations) except paragraph (c) of Clause 21.3 (Shares and ownership), Clause 21.10 (Insolvency), Clause 21.11 (No filing or stamp taxes), Clause 21.12 (Deduction of Tax), Clause 21.13 (No Default), paragraph (d) of Clause 21.15 (Financial Statements), Clause 21.24 (ISM and ISPS Code Compliance) and Clause 21.25 (Taxes paid) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a “Repeating Representation” or is otherwise expressed to be repeated.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Percentage” has the meaning given to it in Clause 27.1 (Minimum Required Security Cover).

“Requisition” means, in relation to a Ship:

(a)	any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of that Ship whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Ship (including any hijacking or theft) by any person whatsoever.

“Requisition Compensation” includes all compensation or other moneys payable to a Borrower by reason of any Requisition.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Return Date” has the meaning given to it in Clause 5.8 (Prepositioning of funds).

“RFR” means the rate specified as such in the Benchmark Terms.

“RFR Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to an RFR Loan.

“RFR Loan” means the Loan any part of a Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.

“Safety Management Certificate” has the meaning given to it in the ISM Code.

“Safety Management System” has the meaning given to it in the ISM Code.

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	enacted, administered or imposed by law or regulation of the United States Government (including, without limitation, the Department of Commerce), the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, the United Kingdom (including, without limitation, Her Majesty’s Treasury (“HMT”)), the State Secretariat for Economic Affairs of Switzerland (“SECO”) or the Swiss Directorate of International Law (“DIL”); or

(b)	otherwise enacted, administered or imposed by any law or regulation binding on a Relevant Party or to which a Relevant Party is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America (including, without limitation, Department of Commerce)).

“Secured Liabilities” means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Secured Party under or in connection with each Finance Document.

“Secured Party” means each Finance Party from time to time party to this Agreement, a Receiver or any Delegate.

“Security” means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Security Assets” means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security Cover Ratio” means, at any relevant time, in relation to a Ship which is not employed pursuant to an Approved Charter at the time, (i) the Market Value of that Ship and (ii) the net realisable value of any additional Security previously provided under Clause 27 (Security Cover) (excluding any Dollar Deposit Security) as additional security pursuant to paragraph (b) of Clause 27.2 (Provision of additional Security; prepayment), at the time expressed as a percentage of (i) the Tranche relating to that Ship minus (ii) any Dollar Deposit Security in relation to that Tranche.

“Security Document” means:

(a)	any Mortgage;

(b)	any Deed of Covenant;

(c)	any General and Charter Assignment;

(d)	any Account Security;

(e)	any Hedging Agreement Security;

(f)	any Manager’s Undertaking;

(g)	any Subordinated Debt Security;

(h)	any Mortgage Amendment;

(i)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(j)	any other document designated as such by the Facility Agent and the Borrowers.

“Security Period” means the period starting on the date of this Agreement and ending on the date on which the Facility Agent is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Security Agent as trustee for the Secured Parties;

(c)	the Security Agent’s interest in any turnover trust created under the Finance Documents;

(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties, except:

(i)	rights intended for the sole benefit of the Security Agent; and

(ii)	any moneys or other assets which the Security Agent has transferred to the Facility Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement.

“Selection Notice” means a notice substantially in the form set out in Part B of Schedule 4 (Requests) given in accordance with Clause 10 (Interest Periods).

“Servicing Party” means the Facility Agent or the Security Agent.

“Ship” means an Original Ship or a Substitute Ship.

“Ship A” means m.v. “TRITON”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship B” means m.v. “COSCO HELLAS”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship C” means m.v. “YANTIAN”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship D” means m.v. “MAERSK KINGSTON”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship E” means m.v. “SCORPIUS”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship F” means m.v. “MSC ATHENS”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship G” means m.v. “MSC ATHOS”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship H” means m.v. “ULSAN”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship I” means m.v. “COSCO NINGBO”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship J” means m.v. “LUEBECK”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship K” means m.v. “KYPARISSIA”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship L” means m.v. “COSCO GUANGZHOU”, details of which are set out opposite its name in Schedule 3 (Details of Ships).

“Ship M” means m.v. “TRADER”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship N” means m.v. “LEONIDIO”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship O” means m.v. “GLEN CANYON”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship P” means m.v. “METHONI”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship Q” means m.v. “NAVARINO”, details of which are set out opposite its name in Schedule 3 (Details of the Ships).

“Ship Revenues” means, in relation to a Borrower or Substitute Borrower, the Earnings of the Ship owned by that Borrower or Substitute Borrower during the Charter Period.

“Specified Time” means a day or time determined in accordance with Schedule 10 (Timetables).

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

“Subordinated Creditor” means:

(a)	a Transaction Obligor; or

(b)	any other person who becomes a Subordinated Creditor in accordance with this Agreement.

“Subordinated Debt Security” means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor in favour of the Security Agent in an agreed form.

“Subordinated Finance Document” means:

(a)	a Subordinated Loan Agreement; and

(b)	any other document relating to or evidencing Subordinated Liabilities.

“Subordinated Liabilities” means all indebtedness owed or expressed to be owed by the Borrowers to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise.

“Subordinated Loan Agreement” means a loan agreement made or to be made between (i) a Borrower and (ii) a Subordinated Creditor.

“Subordination Agreement” means a subordination agreement entered into or to be entered into by a Subordinated Creditor and the Security Agent in agreed form.

“Subsequent Charter” means:

(a)	in relation to Ship D, the time charter evidenced, at the time of this Agreement, by a recapitulation email dated 20 July 2021 and made between Borrower D and Zim expiring latest by 30 July 2025 at a gross daily charter hire rate of $72,700;

(b)
in relation to Ship I, the time charter evidenced, at the time of this Agreement, by a recapitulation email dated 20 July 2021 and made between Borrower I and [redacted] expiring latest by 30 July 2025 at a gross daily charter hire rate of $72,700; and

(c)	in relation to Ship L, the time charter evidenced, at the time of this Agreement, by a recapitulation email dated 20 July 2021 and made between Borrower L and [redacted] expiring latest by 30 July 2025 at a gross daily charter hire rate of $72,700.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Substitute Borrower” means a wholly and directly or indirectly owned Subsidiary of the Guarantor incorporated or formed in an Approved Jurisdiction which accedes to this Agreement by way of an Accession Deed in accordance with Clause 2.2 (Substitution of Ships).

“Substitute Initial Charter” has the meaning given to it in Clause 2.2 (Substitution of Ships).

“Substitute Ship” has the meaning given to it in Clause 2.2 (Substitution of Ships).

“Substitute Ship Existing Agreement” means, in relation to a Substitute Ship, the loan agreement or, as the case may be, the bareboat charter entered into, in respect of that Substitute Ship, between the Substitute Borrower being the owner or lessee of that Substitute Ship and the relevant Substitute Ship Existing Creditor prior to the date of the Substitution Option Notice in respect of that Substitute Ship.

“Substitute Ship Existing Creditor” means, in relation to a Substitute Ship, the facility agent or as the case may be, the lender or the lessor under the Substitute Ship Existing Agreement relating to that Substitute Ship.

“Substitute Tranche” has the meaning given to it in Clause 2.2 (Substitution of Ships).

“Substitute Tranche Commitment” means any Commitment in respect of an Original Tranche which is substituted in accordance with Clause 2.2 (Substitution of Ships).

“Substitution Option” has the meaning given to it in Clause 2.2 (Substitution of Ships).

“Substitution Option Notice” has the meaning given to it in Clause 2.2 (Substitution of Ships).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to it in Clause 13.1 (Definitions).

“Tax Deduction” has the meaning given to it in Clause 13.1 (Definitions).

“Tax Payment” has the meaning given to it in Clause 13.1 (Definitions).

“Technical Management Agreement” means, in relation to a Ship, the agreement entered into between a Borrower and an Approved Technical Manager or, as the case may be, between two Approved Managers regarding the technical management of that Ship.

“Termination Date” means the date falling on the fifth anniversary of the first Utilisation Date.

“Term Market Disruption Rate” means the percentage rate per annum which is the aggregate of the Term Reference Rate and the Credit Adjustment Spread.

“Term Rate Loan” means the Loan or any part of the Loan or, if applicable, Unpaid Sum which is, or becomes, a “Term Rate Loan” pursuant to Clause 8.1 (Switch to Term SOFR) and has not ceased to be a Term Rate Loan pursuant to any of Clause 8.2 (Switch back to Compounded Reference Rate), paragraph (b) of Clause 11.1 (Unavailability of Term SOFR), Clause 11.2 (Inability to offer or maintain Term SOFR) or Clause 11.3 (Market disruption).

“Term Reference Rate” means, in relation to a Term Rate Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Term Rate Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Term SOFR),

and if, in either case, the aggregate of that rate and the Credit Adjustment Spread is less than zero, the Term Reference Rate shall be deemed to be such a rate that the aggregate of the Term Reference Rate and the Credit Adjustment Spread is zero.

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Third Parties Act” has the meaning given to it in Clause 1.5 (Third party rights).

“Total Commitments” means the aggregate of the Commitments, being $500,000,000 at the date of this Agreement.

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship; or

(b)	any Requisition of that Ship unless that Ship is returned to the full control of the relevant Borrower within 30 days of such Requisition.

“Total Loss Date” means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it reasonably appears to the Facility Agent that the event constituting the total loss occurred.

“Tranche” means an Original Tranche or a Substitute Tranche.

“Tranche A” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship A under Existing Agreement A or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship A under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche A Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche A” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche Amount” means the amount specified as such under the column “Tranche Amount” in the Repayment Schedule.

“Tranche B” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship B under Existing Agreement B or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship B under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche B Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche B” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche C” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship C under Existing Agreement B or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship C under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche C Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche C” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche D” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship D under Existing Agreement C or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship D under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche D Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche D” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche D Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche D Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche E” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship E under Existing Agreement C or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship E under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche E Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche E” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche E Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche E Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche F” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship F under Existing Agreement D or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship F under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche F Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche F” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche F Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche F Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche G” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship G under Existing Agreement E or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship G under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche G Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche G” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche G Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche G Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche H” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship H under Existing Agreement C or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship H under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche H Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche H” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche H Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche H Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche I” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship I under Existing Agreement B or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship I under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche I Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche I” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche I Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche I Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche J” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship J under Existing Agreement C or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship J under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche J Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche J” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche J Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche J Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche K” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship K under Existing Agreement F or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship K under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche K Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche K” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche K Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche K Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche L” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship L under Existing Agreement H or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship L under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche L Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche L” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche L Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche L Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche M” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship M under Existing Agreement C or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship M under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche M Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche M” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche M Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche M Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche N” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship N under Existing Agreement G or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship N under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche N Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche N” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche N Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche N Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche O” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship O under Existing Agreement I or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship O under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche O Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche O” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche O Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche O Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche P” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship P under Existing Agreement C or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship P under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche P Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche P” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche P Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche P Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche Q” means that part of the Loan made or to be made available to the Borrowers in an amount not exceeding the relevant Tranche Amount to refinance the Existing Indebtedness over Ship Q under Existing Agreement J or, as the case may be, the Existing Indebtedness over the relevant Substitute Ship of Ship Q under the relevant Substitute Ship Existing Agreement, and for general corporate purposes or (as the context may require) the principal amount of such borrowing outstanding for the time being.

“Tranche Q Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche Q” in Part B of Schedule 1 (The Parties) as may be amended pursuant to Clause 2.2 (Substitution of Ships) and the amount of any other Tranche Q Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche Q Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Transaction Document” means:

(a)	a Finance Document;

(b)	a Subordinated Finance Document; or

(c)	any other document designated as such by the Facility Agent and the Borrowers.

“Transaction Obligor” means an Obligor, any Approved Manager who is a member of the Group or any other member of the Group who executes a Finance Document.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrowers.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UK Bail-In Legislation” means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Establishment” means a UK establishment as defined in the Overseas Regulations.

“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Tranche is to be made available to the Borrowers under this Agreement.

“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“V.Ships Greece” means V.Ships Greece Ltd., a company incorporated in Bermuda whose registered address is at Par-La-Ville Place 14, Par-La-Ville Road, Hamilton HM08, Bermuda.

“V.Ships Shanghai” means V.Ships (Shanghai) Co., Ltd., a company established and existing under the laws of the People’s Republic of China, having its registered office at F20, 3Fl, #2123 Pudong Avenue, China (Shanghai) Pilot Free Trade Zone, Shanghai, P.R. China.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

“Zim” means Zim Integrated Shipping Services Ltd., a company incorporated in Israel whose registered address is at 9 Andre Saharov St., 31016 Haifa, Israel.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Account Bank”, any “Mandated Lead Arranger”, any “Lead Arranger”, any “Arranger”, the “Structuring Bank and Bookrunner”, the “Facility Agent”, any “Finance Party”, any “Hedge Counterparty”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent”, any “Transaction Obligor” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a liability which is “contingent” means a liability which is not certain to arise and/or the amount of which remains unascertained;

(iv)	“document” includes a deed and also a letter or email;

(v)	“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vi)	a Lender’s “cost of funds” in relation to its participation in the Loan or any part of the Loan is a reference to the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select;

(vii)	a “Finance Document”, a “Security Document” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(viii)	a “group of Lenders” includes all the Lenders;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(xi)	“proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(xii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, one with which the relevant person habitually complies) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted;

(xv)	a time of day is a reference to London time;

(xvi)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xvii)	words denoting the singular number shall include the plural and vice versa; and

(xviii)	“including” and “in particular” (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Potential Event of Default or an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Borrowers.

(g)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate

(h)	Any Benchmark Supplement overrides anything in:

(i)	Schedule 8 (Benchmark Terms); or

(ii)	any earlier Benchmark Supplement.

(i)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 9 (Daily Non-Cumulative Compounded RFR Rate); or

(ii)	any earlier Compounding Methodology Supplement.

1.3	Construction of insurance terms

In this Agreement:

“approved” means, for the purposes of Clause 25 (Insurance Undertakings), approved in writing by the Facility Agent (such approval not to be unreasonably withheld or delayed).

“excess risks” means, in respect of a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship, is assessed for the purpose of such claims.

“obligatory insurances” means all insurances effected, or which any Borrower is obliged to effect, under Clause 25 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London or Gothenburg, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“war risks” includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls)(1/10/83) or any equivalent provisions.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in “agreed form” are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrowers and the Facility Agent); or

(b)	in any other form agreed in writing between each Borrower and the Facility Agent acting with the authorisation of the Majority Lenders or, where Clause 45.2 (All Lender matters) applies, all the Lenders.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to Clause 45.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate, Affiliate or any other person described in paragraph (d) of Clause 15.2 (Other indemnities), paragraph (b) of Clause 32.11 (Exclusion of liability) or paragraph (b) of Clause 33.11 (Exclusion of liability) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

Section 2

The Facility

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers, in up to 10 Advances and up to 17 Tranches, a dollar term loan facility in an aggregate amount not exceeding the Total Commitments in order to refinance Existing Indebtedness in respect of the Ships and for general corporate purposes.

2.2	Substitution of Ships

(a)	The Borrowers shall have the right to substitute up to five Original Ships (each a “Substitution Option”), each with a container vessel owned or to be owned by a Substitute Borrower (each a “Substitute Ship”), by giving one or more notices to the Facility Agent to this effect (each a “Substitution Option Notice”).

(b)	The Borrowers may exercise a Substitution Option provided that the following conditions are met:

(i)	a Substitution Option Notice is delivered to the Facility Agent on or before 20 July 2022 and such notice:

(A)	specifies the Original Ship that it is to be substituted;

(B)	attaches a schedule setting out:

(1)	the details of the relevant Substitute Borrower;

(2)	the details of any charter relating to the relevant Substitute Ship (each a “Substitute Initial Charter”) and any other information in connection with the proposed Substitute Borrower and the proposed Substitute Ship (to the extent such information has been provided in respect of the Original Ship to be substituted and/or the Original Borrower owning such Ship, and such other information to be in the same form as that provided to the Facility Agent by the Borrowers in connection with that Original Ship);

(3)	all the details set out in Schedule 3 (Details of the Ships) in connection with such Substitute Ship; and

(4)	the proposed amount of the part of the Loan applicable to the Substitute Ship (the “Substitute Tranche”);

(ii)	the Borrowers provide documentary evidence in form and substance acceptable to the Facility Agent (acting reasonably) evidencing that at the time of service of the relevant Substitution Option Notice:

(A)	the Debt Adjusted Age of the Ships financed and to be financed under this Agreement (including the relevant Substitute Ship but excluding the Original Ship that is being substituted) shall be no greater than 11.5 years;

(B)	the Market Value of the relevant Substitute Ship is the same or higher than the Market Value of the Original Ship that is being substituted; and

(C)	the ratio of the aggregate Borrower EBITDA in respect of the Ships financed and to be financed under this Agreement (including the Substitute Ship but excluding the Original Ship that is being substituted) to the aggregate Debt in respect of such Ships (including the Substitute Ship but excluding the Original Ship that is being substituted) as at the date of the Substitution Option Notice is the same or higher than the same ratio applicable to the Ships immediately prior to the service of the relevant Substitution Option Notice being given (including the Original Ship that is being substituted but excluding the Substitute Ship);

(iii)	the proposed amount of the Substitute Tranche shall be no greater than the Tranche Amount in respect of the Original Ship that is being substituted;

(iv)	the repayment profile of the Substitute Tranche shall include a Balloon Instalment no greater than the amount of the Balloon Instalment of the Tranche relevant to the Original Ship that is being substituted; and

(v)	no Default is continuing or would occur as a result of that Substitute Borrower becoming a Borrower or a Hedge Guarantor.

(c)	The Facility Agent shall notify the Lenders each time the Borrowers have exercised a Substitution Option and shall deliver to the Borrowers and the Lenders a duly completed Accession Deed counter-signed by all parties thereto, upon receipt by the Facility Agent of the following documents (and the relevant Substitute Borrower shall then become a Borrower and a Hedge Guarantor):

(i)	any amendment to the Finance Documents which may be required and necessary in connection with the accession of the relevant Substitute Borrower;

(ii)	all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in relation to that Substitution Option, each in form and substance satisfactory to the Facility Agent; and

(iii)	an Accession Deed duly completed and executed by the Obligors and that Substitute Borrower. Delivery of a duly executed Accession Deed by that Substitute Borrower constitutes the agreement by the relevant Substitute Borrower to become a Borrower and Hedge Guarantor and to be bound by the terms of this Agreement and the other Finance Documents.

(d)	Upon delivery of a duly executed and counter-signed Accession Deed pursuant to paragraph (c) above, the Facility Agent shall deliver to the Borrowers and the Lenders:

(i)	an updated table to replace Part A of Schedule 1 (The Parties);

(ii)	if the amount of the Substitute Tranche is less than the amount of the relevant Original Tranche, an updated table to replace Part B of Schedule 1 (The Parties);

(iii)	an updated table to replace Schedule 3 (Details of the Ships); and

(iv)	an updated table to replace Schedule 11 (Repayment Schedule),

and such updated tables shall replace Part A and Part B of Schedule 1 (The Parties), Schedule 3 (Details of the Ships) and Schedule 11 (Repayment Schedule), respectively. Delivery of an Accession Deed shall constitute confirmation by the relevant Substitute Borrower as Borrower and Hedge Guarantor of the said updated tables.

(e)	As soon as reasonably practicable after the delivery of a duly completed and counter-signed Accession Deed by the Facility Agent pursuant to paragraph (c) above, the Finance Parties shall, subject to being indemnified to their satisfaction against the cost of doing so, release the relevant Original Borrower so substituted from its obligations under the Finance Documents to which it is a party and reassign to that Borrower without any warranty, representation, covenant or other recourse, any rights which had been assigned by that Borrower to the Finance Parties (or any of them) under those Finance Documents.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Transaction Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by a Transaction Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Transaction Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3	Purpose

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility only for the purpose stated in the preamble (Background) to this Agreement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Borrowers may not deliver the first Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

(b)	The Borrowers may not deliver a Utilisation Request in respect to any Advance that relates to a Substitute Ship unless the Facility Agent has received all of the documents and other evidence listed in Part C of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if:

(a)	on the date of the relevant Utilisation Request and on the proposed Utilisation Date and before the Advance is made available (and, in the case of a Prepositioned Advance, on the relevant Release Date and before that Prepositioned Advance is released to the relevant Existing Creditor in accordance with Clause 5.8 (Prepositioning of Funds)):

(i)	no Default is continuing or would result from the proposed Advance;

(ii)	the Repeating Representations to be made by each Transaction Obligor are true; and

(iii)	no event described in Clause 7.2 (Change of control) has occurred;

(b)	other than in the case of a Prepositioned Advance, the Facility Agent has received on or before the relevant Utilisation Date, or is satisfied it will receive when the relevant Advance is made available, all of the documents and other evidence listed in Part E of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent;

(c)	in the case of a Prepositioned Advance, the Facility Agent has received on or before the relevant Utilisation Date, or is satisfied it will receive when that Prepositioned Advance is made available, all of the documents and other evidence listed in Part E of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent; and

(d)	in the case of the release a Prepositioned Advance, the Facility Agent has received on or before the relevant Release Date, or is satisfied it will receive upon the Release of that Prepositioned Advance, all of the documents and other evidence listed in Part F of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

4.3	Notification of satisfaction of conditions precedent

The Facility Agent shall notify the Borrowers and the Lenders promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

4.4	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit the Advance to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrowers shall ensure that that condition is satisfied within 30 days after the relevant Utilisation Date or such later date as the Facility Agent, acting with the authorisation of the Majority Lenders, may agree in writing with the Borrowers.

Section 3

Utilisation

5	Utilisation

5.1	Delivery of a Utilisation Request

(a)	The Borrowers may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

(b)	The Borrowers may not deliver more than ten Utilisation Requests in total.

(c)	The Borrowers may not deliver more than one Utilisation Request for a Tranche.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Tranche or Tranches to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	all applicable deductible items have been completed in accordance with paragraph (a) of Clause 5.6 (Retentions and payment to third parties); and

(v)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be dollars.

(b)	The amount of the proposed Tranche must be an amount which is not more than the lesser of (i) the applicable Available Tranche and (ii) the relevant Tranche Amount.

(c)	At the end of the Availability Period the aggregate amount of the Loan shall be no less than $400,000,000 without the prior approval of the Facility Agent (acting on the instruction of all the Lenders).

(d)	At the end of the Availability Period the aggregate Debt Adjusted Age of the Ships shall be no greater than 11.5 years.

5.4	Lenders’ participation

If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Tranche available by the relevant Utilisation Date through its Facility Office.

5.5	Cancellation of Commitments

The Commitments in respect of any Tranche which are unutilised at the end of the Availability Period for such Tranche shall then be cancelled.

5.6	Retentions and payment to third parties

The Borrowers irrevocably authorise the Facility Agent:

(a)	to deduct from the proceeds of the relevant Advance any fees then payable to the Finance Parties in accordance with Clause 12 (Fees) and to apply them in payment of the items to which they relate; and

(b)	on the relevant Utilisation Date, to pay to, or for the account of, the Borrowers the balance (after any deduction made in accordance with paragraph (a) above) of the amounts which the Facility Agent receives from the Lenders in respect of that Advance. That payment shall be made:

(i)	to the account of the relevant Existing Creditor and/or a Borrower which the Borrowers specify in the relevant Utilisation Request; and

(ii)	in like funds as the Facility Agent received from the Lenders in respect of that Advance.

5.7	Disbursement of Advance to third party

Payment by the Facility Agent under Clause 5.6 (Retentions and payment to third parties) to a person and account other than a Borrower and the Borrowers’ account but specified in a Utilisation Request, shall constitute the making of the relevant Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s participation in that Advance.

5.8	Prepositioning of funds

(a)	The Lenders may, at the request of the Borrowers and subject to the provisions of this Agreement, make available to the Borrowers a Tranche (or part thereof) notwithstanding that the Borrowers may not yet have satisfied all of the conditions precedent in accordance with Clause 4.2 (Further conditions precedent) in respect of that Tranche Provided that:

(i)	the Borrowers have submitted a Utilisation Request in respect of such Tranche in accordance with Clauses 4.1 (Initial conditions precedent) and Clauses 5.1 (Delivery of a Utilisation Request);

(ii)	the Utilisation Date specified in such Utilisation Request is not earlier than 1 Business Day before the date on which the relevant Existing Indebtedness is required to be paid;

(iii)	all the conditions referred to in paragraphs (a) and (c) of Clause 4.2 (Further conditions precedent) have been satisfied; and

(iv)	the Facility Agent is satisfied that the conditions referred to in paragraph (d) of Clause 4.2 (Further conditions precedent) in respect of that Tranche will be met by no later than the Release.

(b)	The Utilisation of a Tranche pursuant to this Clause 5.8 (Prepositioning of funds) (the “Prepositioned Advance”) shall, subject to the other provisions of this Agreement, be remitted by the Facility Agent (on behalf of the Lenders) to the respective Existing Creditor’s bank and will be held by that Existing Creditor’s bank or, as the case may be, that Existing Creditor to the order of the Facility Agent for release by the Facility Agent to that Existing Creditor (the “Release”) and only subject to such terms, conditions and instructions (together, the “Instructions”) addressed from the Facility Agent to that Existing Creditor’s bank or, as the case may be, that Existing Creditor.

(c)	The Instructions shall provide, inter alia, that the Prepositioned Advance shall not be released to the relevant Existing Creditor or to its order and the Facility Agent shall not agree to release that Prepositioned Advance to that Existing Creditor or to its order, unless and until the Facility Agent is satisfied that such release is effected in a manner acceptable to the Facility Agent in its sole discretion (and subject to the Facility Agent having received all of the documents and other evidence listed in Part F of Schedule 2 (Conditions Precedent) in respect of that Tranche in form and substance satisfactory to the Facility Agent and further subject to the other provisions of Clause 4.2 (Further conditions precedent)).

(d)	The Borrowers shall not give any instructions to an Existing Creditor that are inconsistent with the Instructions in respect of the relevant Prepositioned Advance.

(e)	If the Release does not occur by the date specified in the Instructions for return of the relevant Prepositioned Advance in accordance with such Instructions (the “Return Date”), the Borrowers shall on the Return Date prepay to the Facility Agent (for the account of the Lenders) the relevant Tranche in full, together with interest thereon (calculated in accordance with Clause 9.1 (Calculation of interest – RFR Loans)) and subject to the provisions of Clause 7.10 (Restrictions) Provided that if any monies are actually returned to, and received by, the Facility Agent (for the account of the Lenders) on the Return Date, such funds shall be applied by the Facility Agent immediately thereafter in prepayment of that Tranche, subject to the provisions of Clause 7 (Prepayment and Cancellation) applicable to such prepayment.

(f)	Any amount prepaid under this Clause 5.8 (Prepositioning of funds) in respect of a Prepositioned Advance shall, subject to the other provisions of this Agreement, be available to be redrawn by the Borrowers in accordance with the terms of this Agreement for the purpose of assisting the Borrowers to repay the relevant Existing Indebtedness.

Section 4

Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment of Loan

The Borrowers shall repay each Tranche by:

(a)	20 equal consecutive instalments (each a “Tranche Repayment Instalment”), in the relevant amount as set out in the column “Tranche Repayment Instalment” in the Repayment Schedule, the first of which shall be repaid on the date falling three Months after the first Utilisation Date, each subsequent Tranche Repayment Instalment shall be repaid at three monthly intervals thereafter and the last Tranche Repayment Instalment shall be repaid on the Termination Date; and

(b)	a balloon instalment in the relevant amount as set out in the column “Balloon Instalment” in the Repayment Schedule (each a “Balloon Instalment” and together with the Tranche Repayment Instalments, each a “Repayment Instalment”) payable, together with the last Tranche Repayment Instalment applicable to that Tranche, on the Termination Date,

Provided that, if a Tranche is utilised on a date falling after three Months from the first Utilisation Date, the Borrowers shall repay that Tranche by:

(i)	19 equal consecutive Tranche Repayment Instalments, in the relevant amount as set out in the column “Tranche Repayment Instalment” in the Repayment Schedule, the first of which shall be repaid on the date falling six Months after the first Utilisation Date, each subsequent Tranche Repayment Instalment shall be repaid at three monthly intervals thereafter and the last two Tranche Repayment Instalments shall be repaid on the Termination Date; and

(ii)	a Balloon Instalment in the relevant amount as set out in the column “Balloon Instalment” in the Repayment Schedule payable, together with the last two Tranche Repayment Instalments applicable to that Tranche, on the Termination Date.

6.2	Effect of cancellation and prepayment on scheduled repayments

(a)	If the whole or any part of any Available Commitment is cancelled in accordance with Clause 7.6 (Right of cancellation in relation to a Defaulting Lender) or Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender) or if any part of any Available Commitment of any Lender is cancelled under Clause 7.1 (Illegality), then the Repayment Instalments for each Tranche falling after that cancellation will be reduced pro rata by the amount of the Available Commitments of that Tranche so cancelled.

(b)	Subject to Clause 7.8 (Mandatory prepayment minimum Total Commitments), if the Borrowers cancel the whole or any part of any Available Commitment in accordance with Clause 7.3 (Voluntary and automatic cancellation) or if the whole or part of any Commitment is cancelled pursuant to Clause 5.5 (Cancellation of Commitments), the Repayment Instalments for each Repayment Date for the relevant Tranche falling after that cancellation will be reduced pro rata by the amount of the Commitments of that Tranche so cancelled.

(c)	If the Borrowers prepay any part of a Tranche in accordance with Clause 7.1 (Illegality), Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender) or Clause 7.8 (Mandatory prepayment minimum Total Commitments) then the Repayment Instalments for each Repayment Date falling after that repayment or prepayment for the relevant Tranche will be reduced pro rata by the amount of that Tranche repaid or prepaid.

(d)	If the Borrowers prepay any part of a Tranche in accordance with Clause 7.4 (Voluntary prepayment of Loan) then the amount of the Repayment Instalments for each Repayment Date falling after that repayment or prepayment for the relevant Tranche will be reduced pro rata, in order of maturity or in inverse order of maturity, at the Borrowers’ option, by the amount of that Tranche repaid or prepaid.

(e)	If the Borrowers prepay any part of a Tranche in accordance with Clause 7.7 (Mandatory prepayment maximum Debt Adjusted Age) then the amount of the Repayment Instalments for each Repayment Date for the relevant Tranche falling after that repayment or prepayment will be reduced in inverse order of maturity by the amount of that Tranche repaid or prepaid.

6.3	Termination Date

On the Termination Date, the Borrowers shall additionally pay to the Facility Agent for the account of the Finance Parties all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

No Borrower may reborrow any part of the Loan which is repaid.

7	Prepayment and Cancellation

7.1	Illegality

If, in any applicable jurisdiction:

(a)	it is or becomes unlawful (other than as described in Clause 11.2 (Inability to offer or maintain Term SOFR)) or contrary to a Sanctions regulation for any Lender or any Affiliate of a Lender to perform any of its obligations as contemplated by this Agreement and/or any Finance Document or to fund or maintain its participation in the Loan; or

(b)	in the reasonable opinion of a Lender, any Sanction applies to or otherwise affects the performance by that Lender of any of its obligations as contemplated by this Agreement and/or any Finance Document or its funding or participation in the Loan or if, in the reasonable opinion of a Lender, its Affiliate is or will be in breach of any Sanction as a result of that Lender doing so, then:

(i)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	upon the Facility Agent notifying the Borrowers, the Available Commitment of that Lender will be immediately cancelled; and

(iii)	the Borrowers shall prepay that Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Facility Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation prepaid.

For purposes of this Clause 7.1 (Illegality), any provision of Council Regulation (EC) 2271/1996 (in conjunction with Commission Delegated Regulation EU 2018/1100) or any similar applicable anti-boycott law or regulation to which a Lender or its Affiliate may be subject shall, at the option of that Lender, not be considered.

7.2	Change of control

If a Change of Control occurs:

(a)	the Borrowers and the Guarantor shall promptly notify the Facility Agent upon becoming aware of that event; and

(b)	if the Majority Lenders so require, the Facility Agent shall, by not less than 5 Business Days’ notice to the Borrowers, cancel the Facility and declare the Loan then outstanding, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and the Loan and all such outstanding interest and other amounts will become immediately due and payable.

7.3	Voluntary and automatic cancellation

(a)	The Borrowers may, if they give the Facility Agent not less than 5 Banking Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of $500,000 or a higher integral multiple of $500,000) of an Available Tranche. Any cancellation under this Clause 7.3 (Voluntary and automatic cancellation) shall reduce the Commitments of the Lenders rateably under that Tranche.

(b)	The unutilised Commitment (if any) of each Lender in respect of a Tranche shall be automatically cancelled at close of business on the date on which the Advance relevant to such Tranche is made available.

7.4	Voluntary prepayment of Loan

The Borrowers may, if they give the Facility Agent not less than 5 Banking Days (or such shorter period as the Majority Lenders and the Facility Agent may agree) prior written notice, prepay the whole or any part of the Loan freely and without penalty, subject to any Break Costs, on any day of an Interest Period (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000) provided that there may be no more than six voluntary prepayments made by the Borrowers under this Clause 7.4 (Voluntary prepayment of Loan) in each 12-month period.

7.5	Mandatory prepayment on sale or Total Loss

If a Ship is sold (without prejudice to paragraph (a) of Clause 24.11 (Disposals)) or becomes a Total Loss, the Borrowers shall on the Relevant Date repay the Tranche applicable to that Ship together with accrued interest, any Break Costs and all other amounts accrued under the Finance Documents.

In this Clause 7.5 (Mandatory prepayment on sale of Total Loss)

“Relevant Date” means:

(i)	in the case of a sale of a Ship, on the date on which the sale is completed by delivery of that Ship to the buyer; or

(ii)	in the case of a Total Loss of a Ship, on the earlier of (i) the date falling 180 days after the Total Loss Date of that Ship and (ii) the date of receipt by the Security Agent of the proceeds of insurance relating to such Total Loss.

7.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst that Lender continues to be a Defaulting Lender, give the Facility Agent 5 Business Days’ prior written notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.7	Mandatory prepayment maximum Debt Adjusted Age

If at the end of the Availability Period the aggregate Debt Adjusted Age of the Ships is greater than 11.5 years the Borrowers shall promptly prepay the Loan or any part thereof and in such amount so that immediately following such prepayment the aggregate Debt Adjusted Age of the Ships is equal to or less than 11.5 years. For the avoidance of doubt, the Borrowers shall have the right to select which Tranche or, as the case may be, Tranches, or part thereof, such prepayment shall be applied against.

7.8	Mandatory prepayment minimum Total Commitments

If at the end of the Availability Period without the prior written approval of the Facility Agent (acting on the instructions of all the Lenders) the aggregate amount of the Loan utilised by the Borrowers is equal to or less than $400,000,000:

(a)	the Facility Agent shall notify the Borrowers; and

(b)	if any Lender so requires, the Borrowers shall, within 30 days from the Facility Agent’s demand, prepay that Lender’s participation in the Loan, and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation prepaid.

7.9	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If the Facility Agent receives:

(i)	a Rate Switch Rejection Notice from a Lender under paragraph (a) of Clause 8.1 (Rate switch to Term SOFR); or

(ii)	notification from a Lender under Clause 11.2 (Inability to offer or maintain Term SOFR) or Clause 11.3 (Market disruption),

the Borrowers may, whilst the situation in relation to the relevant Lender continues, give the Facility Agent 5 Business Days’ prior written notice of cancellation of the Commitment of that Lender and their intention to procure the repayment of that Lender’s participation in the Loan or give the Facility Agent notice of their intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in the Loan.

(d)	The Borrowers may, in the circumstances set out in paragraph (a) above, on 5 Business Days’ prior written notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 30 (Changes to the Lenders and the Hedge Counterparties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (which is not a member of the Group or an Affiliate of a member of the Group) selected by the Borrowers which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 30 (Changes to the Lenders and the Hedge Counterparties) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the Loan and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 30.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace a Lender acting in its capacity as a Servicing Party;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	that Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in sub-paragraph (iv) of paragraph (e) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Facility Agent and the Borrowers when it is satisfied that it has complied with those checks.

7.10	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of the Facility which is prepaid.

(d)	No Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lenders and/or the Hedge Counterparties, as appropriate.

(g)	If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.11	Application of prepayments

Any prepayment of any part of the Loan (other than a prepayment pursuant to Clause 7.1 (Illegality), Clause 7.6 (Right of cancellation in relation to a Defaulting Lender) or Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that part of the Loan.

7.12	Release of Transaction Obligors

Without prejudice to Clause 31.2 (Release of security):

(a)	the Finance Parties shall, as soon as reasonably practicable after a Tranche has been repaid or prepaid, subject to being indemnified to their satisfaction against the cost of doing so, release the Borrower owning that Ship relevant to the Tranche being repaid or prepaid and any Approved Manager of that Ship from its obligations under the Finance Documents to which it is a party and reassign to that Borrower and any Approved Manager without any warranty, representation, covenant or other recourse, any rights which had been assigned by that Borrower and any Approved Manager under those Finance Documents Provided that no Event of Default has occurred which is continuing at any relevant time; and

(b)	at the end of the Security Period, the Finance Parties shall also release any party to a Finance Document (other than the Finance Parties) not previously released pursuant to this Clause and shall reassign any rights assigned by such party without any warranty, representation, covenant or other recourse, any rights which had been assigned by that party under the Finance Documents and not previously released pursuant to this Clause.

Section 5

Costs of Utilisation

8	Rate Switch

8.1	Switch to Term SOFR

(a)	The Borrowers may elect to switch the basis on which interest is calculated on the Loan from the Compounded Reference Rate to the Term Reference Rate by giving the Facility Agent not less than 30 days’ notice in writing (the “Election Notice”) (such notice period to end no later than the end of the Election Period) specifying the date (which must be the first day of an Interest Period occurring during the Election Period) on which they want the switch to occur (the “Rate Switch Date”). Provided the Facility Agent does not receive a Rate Switch Rejection Notice from a Lender (on its own behalf or at the request of any Affiliate in its capacity as Hedge Counterparty) not less than five Business Days before the proposed Rate Switch Date, on and from the Rate Switch Date:

(i)	the use of the Term Reference Rate will replace the use of the Compounded Reference Rate for the calculation of interest for the Loan or any part of the Loan; and

(ii)	the Loan or any part of the Loan or Unpaid Sum shall be a “Term Rate Loan” and Clause 9.2 (Calculation of interest – Term Rate Loans) shall apply to the Loan, each part of the Loan or Unpaid Sum.

(b)	In the event that the Facility Agent receives a Rate Switch Rejection Notice from a Lender not less than five Business Days before the proposed Rate Switch Date, the Compounded Reference Rate shall continue to be used for the calculation of interest for the Loan or any part of the Loan or Unpaid Sum.

(c)	The Borrowers may serve one Election Notice pursuant to paragraph (a) above Provided that if the Facility Agent has received a Rate Switch Rejection Notice pursuant to paragraph (b) above then the Election Notice shall be deemed not to have been served.

8.2	Switch back to Compounded Reference Rate

Subject to Clause 8.3 (Delayed switch for Term Rate Loans), if a rate switch has occurred pursuant to Clause 8.1 ( Switch to Term SOFR), on and from the Further Rate Switch Date:

(a)	the use of the Compounded Reference Rate will replace the use of the Term Reference Rate for the calculation of interest for the Loan or any part of the Loan; and

(b)	the Loan or any part of the Loan or Unpaid Sum shall be an “RFR Loan” and Clause 9.1 (Calculation of Interest – RFR Loans) shall apply to the Loan, any part of a Loan or Unpaid Sum.

8.3	Delayed switch for Term Rate Loans

If the Further Rate Switch Trigger Event Date falls before the last day of an Interest Period for a Term Rate Loan:

(a)	the Loan, the relevant part of the Loan or Unpaid Sum (as applicable) shall continue to be a Term Rate Loan for that Interest Period and Clause 9.2 (Calculation of Interest – Term Rate Loans) shall continue to apply to that Term Rate Loan for that Interest Period;

(b)	any provision of this Agreement which is expressed to relate solely to an RFR Loan shall not apply in relation to the Loan, that part of the Loan or Unpaid Sum (as applicable) for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for the Loan, relevant part of the Loan or Unpaid Sum (as applicable):

(i)	the Loan, relevant part of the Loan or Unpaid Sum (as applicable) shall be an “RFR Loan”; and

(ii)	Clause 9.1 (Calculation of Interest – RFR Loans) shall apply to the Loan, that part of a Loan or Unpaid Sum.

8.4	Notifications by Facility Agent

(a)	The Facility Agent shall, promptly upon receipt of an Election Notice, notify the Lenders of the proposed Rate Switch Date.

(b)	The Facility Agent shall, promptly upon receipt of a Rate Switch Rejection Notice, notify the other Lenders and the Borrowers.

(c)	The Facility Agent shall notify the Borrowers and the Lenders of the occurrence of the Rate Switch Date.

(d)	Following the occurrence of a Further Rate Switch Trigger Event, the Facility Agent shall:

(i)	promptly upon becoming aware of the occurrence of that Further Rate Switch Trigger Event, notify the Borrowers and the Lenders of that occurrence; and

(ii)	promptly upon becoming aware of the date of the Further Rate Switch Trigger Event Date, notify the Borrowers and the Lenders of that date.

(e)	The Facility Agent shall notify the Borrowers and the Lenders of the occurrence of the Further Rate Switch Trigger Event Date.

(f)	Any Lender giving either (i) a Rate Switch Rejection Notice or (ii) a notice under Clause 11.2 (Inability to offer or maintain Term SOFR) shall make its determination to give such notice acting reasonably, and following a request from the Borrowers, shall provide details of the event and underlying circumstances which have caused it (on its own behalf or at the request of any Affiliate in its capacity as Hedge Counterparty) to give such notice (including any applicable law or regulation which that Lender believes prevents it from being able to make, maintain and/or fund the Loan or any part of it by reference to Term SOFR and/or to hedge the same); provided that a Lender is not obliged to disclose any information relating to it or a Hedge Counterparty that is proprietary or confidential. The Facility Agent shall provide the information received from the relevant Lender to the Borrowers.

9	Interest

9.1	Calculation of interest – RFR Loans

(a)	The rate of interest on each RFR Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of:

(i)	the Margin; and

(ii)	the applicable Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for an RFR Loan is not a Banking Day, the rate of interest on that RFR Loan for that day will be the rate applicable to the immediately preceding Banking Day.

9.2	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin;

(b)	the applicable Term Reference Rate; and

(c)	the Credit Adjustment Spread.

9.3	Payment of interest

The Borrowers shall pay accrued interest on each Tranche or any part thereof on the last day of each Interest Period (each an “Interest Payment Date”).

9.4	Default interest

(a)	If a Transaction Obligor fails to pay any amount payable by it under a Finance Document other than a Hedging Agreement on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent. Any interest accruing under this Clause 9.4 (Default interest) shall be payable by the Obligor within 3 Business Days after the date on which the Facility Agent’s demand is served to that Obligor.

(b)	If an Unpaid Sum consists of all or part of a Term Rate Loan and which became due on a day which was not the last day of an Interest Period relating to that Term Rate Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Term Rate Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.5	Notification of rates of interest

(a)	The Facility Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest relating to a Term Rate Loan.

(b)	The Facility Agent shall promptly upon an RFR Interest Payment being determinable, notify:

(i)	the Borrowers of that RFR Interest Payment;

(ii)	each relevant Lender of the proportion of that RFR Interest Payment which relates to that Lender’s participation in the relevant RFR Loan; and

(iii)	the relevant Lenders and the Borrowers of each applicable rate of interest relating to the determination of that RFR Interest Payment.

(c)	This Clause 9.5 (Notification of rates of interest) shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.

9.6	Hedging

(a)	The Guarantor may, at its discretion, enter into Hedging Agreements and shall maintain such Hedging Agreements in accordance with this Clause 9.6 (Hedging).

(b)	Each Hedging Agreement shall:

(i)	be with a Hedge Counterparty;

(ii)	be for a term ending not later than the Termination Date;

(iii)	have settlement dates coinciding with the Interest Payment Dates;

(iv)	be based on the 2002 ISDA Master Agreement and otherwise in agreed form; and

(v)	provide that the Termination Currency (as defined in the relevant Hedging Agreement) shall be dollars.

(c)	The rights of the Guarantor under the Hedging Agreements shall be charged or assigned by way of security under a Hedging Agreement Security.

(d)	If, at any time, the aggregate notional amount of the transactions in respect of the Hedging Agreements exceeds or, as a result of any repayment or prepayment under this Agreement, will exceed the Loan at that time, the Obligors must promptly notify the Facility Agent and the Guarantor must (and the Borrowers shall procure that the Guarantor will) immediately reduce the aggregate notional amount of those transactions by an amount and in a manner determined by the Guarantor and agreed by the Facility Agent so that it no longer exceeds or will not exceed the outstanding amount of the Loan from time to time.

(e)	Any reductions in the aggregate notional amount of the transactions in respect of the Hedging Agreements in accordance with paragraph (d) above will (i) be apportioned as between the Hedge Counterparties pro rata (and on the basis of such Hedge Counterparties’ participation in the aggregate notional amount of such transactions) and (ii) take effect at the same time as the reduction of the Loan upon the relevant repayment or prepayment under this Agreement.

(f)	The Guarantor confirms that any transaction under a Hedging Agreement referencing Term SOFR will only be applied to hedge a Term Rate Loan.

(g)	If a Hedge Counterparty or the Guarantor terminates or closes out a transaction in respect of a Hedging Agreement (in whole or in part), it shall promptly notify the Facility Agent of that termination or close out.

(h)	If a Hedge Counterparty is entitled to terminate or close out any transaction in respect of any Hedging Agreement if the Facility Agent serves notice under sub-paragraph (ii) of paragraph (a) of Clause 29.18 (Acceleration) or, having served notice under sub-paragraph (iii) of paragraph (a) of Clause 29.18 (Acceleration), makes a demand, such Hedge Counterparty shall promptly terminate or close out such transaction following a request to do so by the Security Agent.

(i)	A Hedge Counterparty may only suspend making payments under a transaction in respect of a Hedging Agreement if the Guarantor is in breach of its payment obligations under any transaction in respect of that Hedging Agreement.

(j)	Each Hedge Counterparty consents to, and acknowledges notices of, the charging or assigning by way of security by the Guarantor pursuant to the relevant Hedging Agreement Security of its rights under the Hedging Agreements to which it is party in favour of the Security Agent.

(k)	Any such charging or assigning by way of security is without prejudice to, and after giving effect to, the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

(l)	The Security Agent shall not be liable for the performance of the Guarantor’s obligations under a Hedging Agreement.

(m)	Neither the Guarantor nor any Hedge Counterparty shall assign any of its rights or transfer any of its rights or obligations under a Hedging Agreement without the consent of the Security Agent unless the assignment or transfer of such rights is made as a result of the relevant Lender (being a Hedge Counterparty or an Affiliate of the relevant Hedge Counterparty) assigning or transferring its rights under the Finance Documents pursuant to Clause 30.1 (Assignments and transfers by the Lenders).

9.7	Fallback Benchmark

Subject to the provisions of any Hedging Agreement and without prejudice to its rights and obligations under any Hedging Agreement, at the request of the Guarantor, each Hedge Counterparty agrees to cooperate and negotiate with the Guarantor, acting in good faith and a commercially reasonably manner, with a view to applying, if agreed, a replacement rate in place of the Compounded Reference Rate or Term Reference Rate, as applicable (the “Applicable Replacement Rate”) under its Hedging Agreement in sufficient time prior to the Rate Switch Date or Further Rate Switch Date, as the case may be, so as to allow such Hedging Agreement to continue in accordance with its terms (as amended in accordance with such Applicable Replacement Rate). In particular, at the request of the Guarantor the Hedge Counterparty agrees to enter into negotiations with the Guarantor, acting in good faith and a commercially reasonably manner, with a view to providing that (i) any Applicable Replacement Rate will be determined to align such Hedging Agreement to the use of the replacement benchmark rate, base rate or reference rate that is or is proposed to be used under this Agreement (including, without limitation, including any adjustments to reduce or eliminate, any transfer of economic value from one party to another as a result of the application of that replacement benchmark rate, base rate or reference rate under the Hedging Agreement); and (ii) any amendments made to apply an Applicable Replacement Rate under the Hedging Agreement will be effected, where applicable, at the same time as corresponding amendments are made to apply a replacement benchmark rate, base rate or reference rate under this Agreement.

10	Interest Periods

10.1	Selection of Interest Periods

(a)	Subject to this Clause 10 (Interest Periods), each Interest Period shall be three Months if the Loan or relevant part of the Loan is not an RFR Loan or, if the Loan or relevant part of the Loan is an RFR Loan, the period specified in the Benchmark Terms or, in either case, any other period agreed between the Borrowers and the Facility Agent (acting on the instructions of all the Lenders).

(b)	An Interest Period in respect of the Loan or any part of the Loan shall not extend beyond any Repayment Date or the Termination Date.

(c)	The first Interest Period for the Loan shall start on the first Utilisation Date and, subject to paragraph (d) below, each subsequent Interest Period shall start on the last day of the preceding Interest Period.

(d)	The first Interest Period for the second and any subsequent Advance shall start on the Utilisation Date of such Advance and end on the last day of the then current Interest Period applicable to the Loan.

(e)	Except for the purposes of paragraph (d) above the Loan shall have one Interest Period only at any time.

(f)	No Interest Period for an RFR Loan shall be longer than three Months.

10.2	Non-Business Days

(a)	Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	In respect of any RFR Loan, if there are rules specified as “Business Day Conventions” in the Benchmark Terms, those rules shall apply to each Interest Period for that RFR Loan.

11	Changes to the Calculation of Interest

11.1	Unavailability of Term SOFR

(a)	Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Term Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Temporary switch to the Compounded Reference Rate: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the Loan or the relevant part of the Loan shall be an “RFR Loan” for that Interest Period and Clause 9.1 (Calculation of Interest – RFR Loans) shall apply to the Loan, or that part of the Loan for that Interest Period.

11.2	Inability to offer or maintain Term SOFR

If any Lender gives notice in writing to the Facility Agent that it has or will become contrary to any law or regulation applicable to it for it to make, maintain or fund the Loan or any part of the Loan if interest is determined by reference to Term SOFR or to determine or charge interest in respect of the Loan or any part of the Loan based upon Term SOFR, or it becomes unlawful for any Affiliate of a Lender for that Lender to do so, then the Facility Agent shall promptly notify the Borrowers and for any Interest Period commencing whilst the situation in relation to the relevant Lender continues, the Loan or any part of the Loan shall be an “RFR Loan” for that Interest Period and Clause 9.1 (Calculation of Interest – RFR Loans) shall apply to the Loan, or any part of the Loan for that Interest Period.

11.3	Market disruption

If, in relation to a Term Rate Loan, before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notification from a Lender or Lenders (whose participations in that Term Rate Loan exceed 50 per cent. of that Term Rate Loan) that its cost of funds relating to its participation in that Term Rate Loan would be in excess of the Term Market Disruption Rate, the Loan or the relevant part of the Loan shall be an “RFR Loan” for that Interest Period and Clause 9.1 (Calculation of Interest – RFR Loans) shall apply to the Loan, or that part of the Loan for that Interest Period.

11.4	Break Costs

(a)	If a Finance Party (the “Notifying Finance Party”) notifies the Facility Agent that as a consequence of receipt or recovery of all or any part of a Term Rate Loan on a day other than the last day of an Interest Period applicable to the sum received or recovered the Notifying Finance Party has or will, with effect from a specified date, incur Break Costs, the Facility Agent shall promptly notify the Borrowers of a notice it receives from a Notifying Finance Party under this Clause 11.4 (Break Costs).

(b)	The Borrowers shall, within three Business Days of the Facility Agent’s demand (and subject to having received from the Notifying Finance Party the certificate referred to in paragraph (c) below) pay to the Facility Agent for the account of the Notifying Finance Party the amount of such Break Costs attributable to all or any part of a Term Rate Loan being paid by the Borrowers on a day other than the last day of an Interest Period for that Term Rate Loan.

(c)	The Notifying Finance Party shall, as soon as reasonably practicable, following a request from the Borrowers after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue (setting out in reasonable detail the computations of such Break Costs), such certificate to be, in the absence of manifest error, conclusive and binding on the Borrowers.

12	Fees

12.1	Facility fee

(a)	Subject to paragraph (b) below, the Borrowers shall pay to the Facility Agent a non-refundable facility fee (the “Facility Fee”) in the amount and at the times agreed in a Fee Letter.

(b)	The portion of the Facility Fee equal to the amount of the Available Commitments of (i) a Defaulting Lender or (ii) each Lender which does not make available its participation in the Loan due to the Majority Lenders’ determination that there has been a Material Adverse Effect, shall not be due and payable.

12.2	Commitment fee

(a)	The Borrowers shall pay to the Facility Agent (for the account of each Lender) a non-refundable fee (the “Commitment Fee”) computed at the rate of 0.45 per cent. per annum (being 30 per cent. of the Margin) on that Lender’s Available Commitment from time to time for the Availability Period.

(b)	The accrued Commitment Fee is payable on the last day of each successive period of three Months (the first period starting on the earlier of (i) the date of this Agreement and (ii) 30 April 2022) which ends during the Availability Period, on the last day of the Availability Period and, if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	The portion of the Commitment Fee equal to the amount of the Available Commitments of a Defaulting Lender shall not be due and payable.

Section 6

Additional Payment Obligations

13	Tax Gross Up and Indemnities

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 (Tax Gross Up and Indemnities) reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

(c)	This Clause 13 (Tax Gross Up and Indemnities) shall not apply to any Hedging Agreement.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	The Obligors shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3 (Tax indemnity), notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability which that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (Provided that the Obligors shall not be obliged to pay or indemnify a Secured Party against any such cost, loss or liability incurred in relation to any stamp duty, registration or other similar Taxes payable in connection with the entry into of a Transfer Certificate unless (i) an Event of Default is continuing or (ii) such Transfer Certificate relates to the replacement of a Lender pursuant to Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender) or Clause 30.11 (Replacement of a Defaulting Lender)).

13.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “VAT Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the VAT Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the VAT Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the VAT Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 13.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor, or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where a Borrower is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrowers.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrowers.

(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

13.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify each Obligor and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

14	Increased Costs

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)	“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by Regulation (EU) 2019/876;

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by Directive (EU) 2019/878; and

(C)	any other law or regulation which implements Basel III.

(iii)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(e)	incurred by a Hedge Counterparty in its capacity as such.

15	Other Indemnities

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify each Secured Party to which that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	This Clause 15.1 (Currency indemnity) does not apply to any sum due to a Hedge Counterparty in its capacity as such.

15.2	Other indemnities

(a)	Each Obligor shall, on demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;

(iii)	funding, or making arrangements to fund, its participation in an Advance requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

(b)	Each Obligor shall, on demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 15.2 (Other indemnities) an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)	Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

(d)	Any Affiliate or any officer or employee of a Finance Party or of any of its Affiliates may rely on this Clause 15.2 (Other indemnities) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

15.3	Indemnity to the Facility Agent

Each Obligor shall, on demand, indemnify the Facility Agent against:

(a)	any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction pursuant to or in connection with any Finance Document which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and

(b)	any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence or any other category of liability whatsoever but not including any claim based on the gross negligence or fraud of the Facility Agent in acting as Facility Agent under the Finance Documents.

15.4	Indemnity to the Security Agent

(a)	Each Obligor shall, on demand, indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(i)	in relation to or as a result of:

(A)	any failure by any Borrower to comply with its obligations under Clause 17 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction pursuant to or in connection with any Finance Document which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents,

(ii)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 (Indemnity to the Security Agent) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

16	Mitigation by the Finance Parties

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.

(c)	The Borrowers may request any Lender not to take any actions pursuant to paragraph (a) of Clause 16.1 (Mitigation) and such Lender may agree to act in accordance with the Borrowers’ request subject to, if any mitigation action has been taken by the Lender after consultation with the Borrowers but prior to the Borrowers’ notification (the “Notification”) not to take any actions pursuant to this paragraph (c) of Clause 16.1 (Mitigation), indemnifying the Lender against any costs, losses or any other amounts becoming payable by the Lender in connection with any such mitigation action taken by the Lender and/or any action taken by the Lender to stop or, if required following the Notification to undo, such mitigation action taken.

(d)	For the avoidance of doubt, this Clause 16.1 (Mitigation) shall not apply to (i) any provisions relating to Sanctions and (ii) any Hedging Agreement or any Hedge Counterparty.

16.2	Limitation of liability

(a)	Each Obligor shall, on demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if either:

(i)	an Event of Default has occurred and is continuing; or

(ii)	in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17	Costs and Expenses

17.1	Transaction expenses

The Obligors shall, within 30 days of demand, pay the Facility Agent, the Security Agent and each Arranging Party the amount of all documented costs and expenses reasonably incurred by any Secured Party in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent; or

(b)	there is an accession of a Borrower pursuant to Clause 2.2 (Substitution of Ships);

(c)	any amendment or waiver is required either pursuant to Clause 36.9 (Change of currency) or as contemplated in or agreed pursuant to Clause 45.4 (Changes to reference rates); or

(d)	a Transaction Obligor requests, and the Security Agent agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, within 30 days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all documented costs and expenses (including legal fees) reasonably incurred by each Secured Party in responding to, evaluating, negotiating or complying with or implementing that request, requirement or actual or contemplated agreement.

17.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

17.4	Reference Rate transition costs

The Borrowers shall promptly on demand reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by each Secured Party in connection with: (a) any amendment, waiver or consent relating to (i) the transition to the Term Reference Rate; (ii) any transition from the Term Reference Rate back to the Compounded Reference Rate; (iii) any screen rate replacement language or mechanics; (iv) any change arising as a result of an amendment required under Clause 45.4 (Changes to reference rates); or (b) the negotiation or entering into of any Benchmark Supplement or Compounding Methodology Supplement.

Section 7

Guarantee

18	Guarantee and Indemnity

18.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Transaction Obligor other than the Guarantor of all such other Transaction Obligor’s obligations under the Finance Documents (other than any Hedging Agreement and any Hedging Agreement Security);

(b)	undertakes with each Finance Party that whenever a Transaction Obligor other than the Guarantor does not pay any amount when due under or in connection with any Finance Document (other than any Hedging Agreement and any Hedging Agreement Security), the Guarantor shall within three Business Days of a Finance Party’s demand pay that amount as if it were the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party within three Business Days of a Finance Party’s demand against any cost, loss or liability it incurs as a result of a Transaction Obligor other than the Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document (other than any Hedging Agreement and any Hedging Agreement Security) on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents (other than any Hedging Agreement and any Hedging Agreement Security), regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of the Guarantor under this Clause 18 (Guarantee and Indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 18.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 18 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 18 (Guarantee and Indemnity).

18.7	Deferral of Guarantor’s rights

All rights which the Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, the Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18 (Guarantee and Indemnity):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with any Secured Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 36 (Payment Mechanics).

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by any Secured Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

19	Joint and Several Liability of the Borrowers

19.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

19.2	Waiver of defences

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	a Finance Party entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender or the Security Agent releasing any other Borrower or any Security created by a Finance Document;

(d)	any time, waiver or consent granted to, or composition with any other Borrower or other person;

(e)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(f)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;

(h)	any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or

(j)	any insolvency or similar proceedings.

19.3	Principal Debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall, in any circumstances, be construed to be a surety for the obligations of any other Borrower under this Agreement.

19.4	Borrower restrictions

(a)	Subject to paragraph (b) below, during the Security Period no Borrower shall:

(i)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document;

(ii)	take or enforce any form of security from any other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of any other Borrower;

(iii)	set off such an amount against any sum due from it to any other Borrower;

(iv)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower; or

(v)	exercise or assert any combination of the foregoing.

(b)	If during the Security Period, the Facility Agent, by notice to a Borrower, requires it to take any action referred to in paragraph (a) above in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Facility Agent’s notice.

19.5	Deferral of Borrowers’ rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any other Borrower; or

(b)	to claim any contribution from any other Borrower in relation to any payment made by it under the Finance Documents.

20	Guarantee and Indemnity – Hedge Guarantors

20.1	Guarantee and indemnity

Each Hedge Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Hedge Counterparty punctual performance by the Guarantor of all the Guarantor’s obligations under the Hedging Agreements;

(b)	undertakes with each Hedge Counterparty that whenever the Guarantor does not pay any amount when due under or in connection with any Hedging Agreement, that Hedge Guarantor shall within 3 Business Days of demand pay that amount as if it were the principal obligor; and

(c)	agrees with each Hedge Counterparty that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Hedge Counterparty within 3 Business Days of demand against any cost, loss or liability it incurs as a result of the Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Hedging Agreement on the date when it would have been due. The amount payable by a Hedge Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 (Guarantee and Indemnity – Hedge Guarantors) if the amount claimed had been recoverable on the basis of a guarantee.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Guarantor under the Hedging Agreements, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Hedge Guarantor under this Clause 20 (Guarantee and Indemnity – Hedge Guarantors) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

20.4	Waiver of defences

The obligations of each Hedge Guarantor under this Clause 20 (Guarantee and Indemnity – Hedge Guarantors) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 20.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 20 (Guarantee and Indemnity – Hedge Guarantors) or in respect of any Transaction Security (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Immediate recourse

Each Hedge Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 20 (Guarantee and Indemnity – Hedge Guarantors). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6	Appropriations

Until all amounts which may be or become payable by the Guarantor under or in connection with the Hedging Agreements have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Hedge Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Hedge Guarantor or on account of any Hedge Guarantor’s liability under this Clause 20 (Guarantee and Indemnity – Hedge Guarantors).

20.7	Deferral of Hedge Guarantors’ rights

All rights which each Hedge Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, no Hedge Guarantor will exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20 (Guarantee and Indemnity – Hedge Guarantors):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which any Hedge Guarantor has given a guarantee, undertaking or indemnity under Clause 20 (Guarantee and Indemnity – Hedge Guarantors);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with any Secured Party.

If a Hedge Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 36 (Payment Mechanics).

20.8	Additional security

This guarantee and any other Security given by a Hedge Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by any Secured Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

20.9	Applicability of provisions of Guarantee to other Security

Clauses 20.2 (Continuing guarantee), 20.3 (Reinstatement), 20.4 (Waiver of defences), 20.5 (Immediate recourse), 20.6 (Appropriations), 20.7 (Deferral of Hedge Guarantors’ rights) and 20.8 (Additional security) shall apply, with any necessary modifications, to any Security which a Hedge Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

Section 8

Representations, Undertakings and Events of Default

21	Representations

21.1	General

Each Obligor makes the representations and warranties set out in this Clause 21 (Representations) to each Finance Party on the date of this Agreement or, in the case of a Substitute Borrower, on and from the date of the Accession Deed to which it is a party.

21.2	Status

(a)	It is a corporation, duly incorporated and validly existing in good standing under the law of its Original Jurisdiction.

(b)	It and each Transaction Obligor has the power to own its assets and carry on its business as it is being conducted.

21.3	Shares and ownership

(a)	Each Borrower, other than Borrower A, is authorised to issue 500 registered shares of par value $1.00 common stock, all of which shares have been issued in registered form and are fully paid and non-assessable.

(b)	Borrower A is authorised to issue 500 registered shares of par value $0.001 common stock, all of which shares have been issued in registered form and are fully paid and non-assessable.

(c)	The legal title to and beneficial interest in the shares in each Borrower is held, directly or indirectly, by the Guarantor free of any Security (other than Permitted Security) or any other claim.

(d)	None of the shares in a Borrower is subject to any option to purchase, pre-emption rights or similar rights.

21.4	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	the execution of any such Transaction Document by electronic signatures by or on behalf of that Obligor is valid, recognised and enforceable in its Original Jurisdiction.

21.5	Validity, effectiveness and ranking of Security

(a)	Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery create, subject to the Legal Reservations and the Perfection Requirements, the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.

(c)	Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security granted by it to the Security Agent or any other Secured Party has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.

21.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

21.7	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party (and, to the extent applicable and subject to the Legal Reservations, the execution of each such Transaction Document by or on behalf of that Obligor by electronic signature) and the transactions contemplated by those Transaction Documents; and

(ii)	in the case of a Borrower, to keep the Ship owned by that Borrower registered under the Approved Flag.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

21.8	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

21.9	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

21.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 29.8 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 29.9 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to any Transaction Obligor; and none of the circumstances described in Clause 29.7 (Insolvency) applies to a Transaction Obligor.

21.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except for the registration of the Mortgage at the ship registry of the Approved Flag.

21.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

21.13	No default

(a)	No Event of Default and, on the date of this Agreement and on each Utilisation Date, no Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which, with the expiry of a grace period or the giving of a notice, constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

21.14	No misleading information

(a)	Any factual information provided by any Transaction Obligor for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.

21.15	Financial Statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

(b)	The Original Financial Statements give a true and fair view of the Guarantor’s financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated) unless expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement.

(c)	Its most recent financial statements delivered pursuant to Clause 22.2 (Financial statements) have been prepared in accordance with Clause 22.4 (Requirements as to financial statements).

(d)	Since the date of the Original Financial Statements there has been no material adverse change in its business, assets or financial condition.

21.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.17	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

(b)	No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it.

21.18	Validity and completeness of Approved Charters and Deeds of Release

(a)	Each Approved Charter constitutes legal, valid, binding and enforceable obligations of the parties to it.

(b)	The copy of each Approved Charter delivered to the Facility Agent before or, as the case may be, after the date of this Agreement is a true and complete copy.

(c)	The copy of each Deed of Release delivered to the Facility Agent on the relevant Utilisation Date is a true and complete copy.

21.19	Valuations

(a)	All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Facility Agent in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.

(c)	There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

21.20	No breach of laws

It has not (and no other Transaction Obligor has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

21.21	Compliance with Environmental Laws

All applicable Environmental Laws relating to the ownership, operation and management of each Ship and the business of each Transaction Obligor (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

21.22	No Environmental Claim

No Environmental Claim has been made or threatened against any Transaction Obligor or any Ship which might reasonably be expected to have a Material Adverse Effect.

21.23	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

21.24	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to each Borrower, each Approved Manager and each Ship have been complied with.

21.25	Taxes paid

(a)	It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of an amount in excess of $10,000 in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes.

21.26	Financial Indebtedness

No Borrower has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

21.27	Overseas companies

No Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Facility Agent sufficient details to enable an accurate search against it to be undertaken by the Lenders at the Companies Registry.

21.28	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

21.29	Ownership

(a)	Each Borrower is the sole legal and beneficial owner of its Ship, its Earnings and its Insurances.

(b)	With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.

21.30	Place of business

No Obligor has or will establish, or do anything as a result of which it would be deemed to have, a place of business in England or the United States of America.

21.31	No employee or pension arrangements

No Obligor has any employees, other than the crew employed by each Borrower in respect of the Ship owned by that Borrower, or any liabilities under any pension scheme other than any pension scheme crew liabilities for the Borrowers. For the purposes of this Clause 21.31 (No employee or pension arrangements) directors and officers shall not be considered employees.

21.32	Sanctions

(a)	None of the Transaction Obligors or the members of the Group (together, the “Relevant Parties” and each a “Relevant Party”) or, to the knowledge of the Borrowers (or any of them) and/or the Guarantor, any director, officer or employee of a Relevant Party (each a “Person”):

(i)	is a Prohibited Person;

(ii)	is subject to or the target of any action by any regulatory or enforcement authority or third party in relation to any Sanctions;

(iii)	is owned or controlled by or acting directly or to its knowledge indirectly on behalf of or for the benefit of, a Prohibited Person;

(iv)	owns or controls a Prohibited Person; or

(v)	is in breach of Sanctions (in the case of a member of the Group (other than a Transaction Obligor), to the extent that Sanctions are applicable under such Sanctions to such member of the Group).

(b)	No Relevant Party is located, organised or resident in a country or territory that is the subject of Sanctions.

(c)	No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(d)	No Ship is a vessel with which any individual, entity or other person is prohibited or restricted from dealing under any Sanctions.

(e)	Each Obligor is in compliance with Clause 24.18 (Sanctions).

21.33	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.

21.34	No money laundering; anti-bribery; anti-corruption

Without prejudice to the generality of Clause 3.1 (Purpose), in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of each Obligor’s obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which an Obligor is a party, each Obligor confirms:

(a)	that it is acting for its own account;

(b)	that the Borrowers will use the proceeds of the Loan for their own benefit, under their full responsibility and exclusively for the purposes specified in this Agreement;

(c)	that none of the Relevant Parties, nor any of their respective subsidiaries, directors, or officers, nor, to the best of the Borrowers’ and/or the Guarantor’s knowledge, any affiliate, agent or employee thereof has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering or counter-terrorism financing laws or regulations in any applicable jurisdiction and each Obligor has instituted and maintains policies and procedures designated to prevent violation of such laws regulations and rules; and

(d)	that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2015/849/EC of the European Parliament and of the Council of the European Communities).

21.35	No immunity

No Obligor nor any of its assets is entitled to immunity on grounds of sovereignty or otherwise from any legal action or proceeding (including, without limitation, suit, attachment prior to judgement, execution or other enforcement).

21.36	No winding up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

21.37	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

22	Information Undertakings

22.1	General

The undertakings in this Clause 22 (Information Undertakings) remain in force on and from the date of this Agreement or, in the case of a Substitute Borrower, on and from the date of the Accession Deed to which it is a party and throughout the Security Period unless the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders), may otherwise permit.

22.2	Financial statements

(a)	Subject to paragraph (c) below, the Guarantor shall supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	as soon as they become available, but in any event not later than 30 June of each calendar year falling after the end of each of the Guarantor’s financial years, the audited consolidated financial statements of the Guarantor for that financial year, commencing with the financial statements for the year ending on 31 December 2021;

(ii)	as soon as they become available, but in any event within 90 days after the end of each 6-month period ending on 30 June of each of the Guarantor’s financial years, the unaudited consolidated interim financial statements of the Guarantor for that financial half year, commencing with the financial statements for the 6-month period ending on 30 June 2022; and

(iii)	as soon as they become available, but in any event not later than the end of the next quarter of each of the Guarantor’s financial years, the unaudited consolidated financial statements of the Guarantor for the previous financial quarter year, commencing with the financial statements for the 3-month period ending on 31 March 2022.

(b)	Each Borrower shall, and the Guarantor shall procure that that Borrower will, supply to the Facility Agent in sufficient copies for all the Lenders, as soon as they become available, but in any event within 180 days after the end of each of that Borrower’s financial years, the unaudited management prepared financial statements of that Borrower for that financial year, commencing with the financial statements for the year ending on 31 December 2021.

(c)	The Guarantor’s obligation under paragraph (a) above shall be deemed satisfied as soon as the respective financial statements which are required to be provided under paragraph (a) above have been uploaded to the Guarantor’s website and are publicly available for review (for the avoidance of doubt, within the relevant timeframe set out in such paragraph).

22.3	Compliance Certificate

(a)	The Guarantor shall supply to the Facility Agent, semi-annually, with each set of financial statements delivered pursuant to sub-paragraphs (a)(i) and (a)(ii) of Clause 22.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants) and the minimum security cover requirements set out in Clause 27.1 (Minimum required security cover) as at the relevant Compliance Date, together with all information and documentation in a form acceptable to the Facility Agent necessary to evidence such compliance. Upon the Facility Agent’s request, the computations for the calculation of the Market Value Adjusted CVI (as such term is defined in Clause 23.1 (Definitions)) shall be supported by financial statements of the companies who own or, as the case may be, charter (as demise charterers by means of a finance lease) the relevant JV Vessels.

(b)	Each Compliance Certificate shall be signed by the chief financial officer or another authorised signatory of the Guarantor.

22.4	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Obligors pursuant to Clause 22.2 (Financial statements) shall be:

(i)	in the case of the audited financial statements of the Guarantor, certified by an Approved Auditor as giving a true and fair view of the financial condition and operations of the Group as at the date on which those financial statements were drawn up;

(ii)	in the case of the Guarantor’s unaudited financial statements, certified by the Chief Financial Officer of the Guarantor as fairly representing the financial condition and operations of the Group as at the date on which those financial statements were drawn up; and

(iii)	in the case of each Borrower’s management financial statements, certified by the Chief Financial Officer of the Guarantor or an officer of that Borrower as fairly representing the financial condition and operations of that Borrower as at the date on which those financial statements were drawn up.

(b)	Each Obligor shall procure that each set of financial statements delivered pursuant to Clause 22.2 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 23 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.5	DAC6

(a)	In this Clause 22.5 (DAC6), “DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any replacement legislation applicable in the United Kingdom.

(b)	The Guarantor shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Transaction Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Transaction Documents contains a hallmark as set out in Annex IV of DAC6.

22.6	Information: miscellaneous

Each Obligor shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by it to its shareholders (or any class of them) at the same time as they are dispatched unless and to the extent that, in the case of the Guarantor, any such information relating to the documents dispatched by the Guarantor to its shareholders (or any class of them), appears on the Guarantor’s official website;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any Obligor, an Approved Manager (subject to such action concerning that Approved Manager being connected to a Ship and a Borrower, the Earnings or the Insurances of each such Ship or any other matter in connection with this Agreement and the other Finance Documents) or any other Transaction Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, its constitutional documents where these have been amended or varied (subject to Clause 24.22 (Constitutional documents and Original Jurisdiction));

(d)	promptly, such further information and/or documents regarding:

(i)	each Ship, its Earnings or its Insurances;

(ii)	the Security Assets;

(iii)	compliance of the Transaction Obligors with the terms of the Finance Documents;

(iv)	the financial condition, business and operations of any Transaction Obligor,

as any Finance Party (through the Facility Agent) may reasonably request; and

(e)	promptly, such further information and/or documents as any Finance Party (through the Facility Agent) may reasonably request so as to enable such Finance Party to comply with any laws applicable to it or as may be required by any regulatory authority.

22.7	Notification of Default

Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Facility Agent of:

(a)	during the period commencing on the date of this Agreement and ending on the last Utilisation Date (inclusive), any Default (and the steps, if any, being taken to remedy it); and

(b)	during the period commencing on the first day after the last Utilisation Date and ending on the last day of the Security Period, any Event of Default (and the steps, if any, being taken to remedy it), in each case, promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

22.8	Use of websites

(a)	Each Obligor may satisfy its obligation under the Finance Documents to which it is a party to deliver any information in relation to those Lenders (the “Website Lenders”) which accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Facility Agent including Electronic Data Gathering Analysis and Retrieval (EDGAR) Website of the US Security and Exchange Commission (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the relevant Obligor and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the relevant Obligor and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Obligors accordingly and each Obligor shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Obligor shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors or any of them and the Facility Agent.

(c)	An Obligor shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	if that Obligor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If an Obligor notifies the Facility Agent under sub-paragraph (i) or (v) of paragraph (c) above, all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors shall comply with any such request within 10 Business Days.

22.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of a Transaction Obligor (including, without limitation, a change of ownership of a Transaction Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer and such assignment or transfer is permitted by this Agreement, obliges a Finance Party (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by a Servicing Party (for itself or on behalf of any other Finance Party) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for such Finance Party or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of a Servicing Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Servicing Party (for itself) in order for that Servicing Party to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	Promptly following any request therefor, the Transaction Obligors shall provide information and documentation reasonably requested by any Finance Party for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

23	Financial Covenants

23.1	Definitions

(a)	The expressions used in Clause 23.2 (Financial Covenants) shall be construed in accordance with the applicable laws and GAAP, as used in the relevant Accounting Information, and for the purposes of this Clause 23 (Financial Covenants):

“Accounting Information” means, in respect of a Compliance Date, (i) the annual audited consolidated financial statements of the Guarantor or (ii) the interim semi-annual unaudited consolidated financial statements of the Guarantor to be provided by the Guarantor to the Facility Agent in accordance with Clause 22.2 (Financial statements) in relation to that Compliance Date;

“Cash and Cash Equivalents” means the aggregate of:

(i)	the amount of freely available credit balances on any deposit or current account;

(ii)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Majority Lenders issued by a prime international bank; and

(iii)	the market value of equity securities (if and to the extent that the Majority Lenders are satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination), in each case owned free of any Security (other than a Security in favour of the Security Agent) by the Guarantor or any of its subsidiaries where:

(A)	the market value of any asset specified in paragraphs (ii) and (iii) shall be the bid price quoted for it on the relevant calculation date by the Facility Agent; and

(B)	the amount or value of any asset denominated in a currency other than dollars shall be converted into Dollars using the Facility Agent’s spot rate for the purchase of dollars with that currency on the relevant calculation date;

“Compliance Date” means each of 30 June and 31 December of a financial year of the Guarantor;

“EBITDA” means, in relation to a Compliance Date and always on a consolidated basis of the Group, the amount in dollars remaining after deducting from the Revenues for the 12-month period ending on that Compliance Date:

(i)	the operating expenses, voyage expenses and any other expenses in relation to the Fleet Vessels for that period, as such expenses appear in the relevant Accounting Information applicable to that period;

(ii)	all management fees and commissions payable by any member of the Group in connection with itself and/or any other member of the Group and/or the Fleet Vessels for that period to the extent not included under sub-paragraph (i) above; and

(iii)	the general and administrative expenses of the Group and/or any member of the Group (excluding any non-cash items) for that period to the extent not included under sub-paragraphs (i) and (ii) above, in each case, as evidenced in the relevant Accounting Information applicable to that period.

“Group Vessels” means, together, at any relevant time, the Fleet Vessels and JV Vessels from time to time, and in the singular, means any of them;

“Fleet Vessels” means, together, in relation to a Compliance Date, all vessels from time to time (wholly or partly, directly or indirectly) owned or demise chartered only by means of a finance lease by members of the Group (including, without limitation, the Ships) which, at the relevant time, are included within the Total Assets of the Group in the relevant Accounting Information, and, in the singular, means any of them;

“JV Vessels” means, together, in relation to a Compliance Date, all vessels jointly owned or demise chartered only by means of a finance lease by CVI and a third party at that Compliance Date and, in the singular, means any of them;

“Market Value Adjusted CVI” means, in respect of a Compliance Date and each JV Vessel, the relevant Percentage of the aggregate of (i) the Market Value of such JV Vessel plus (ii) the value of the total assets of the register owner or demise charterer (by means of a finance lease) of such JV Vessel, except the book value of such JV Vessel, as each of these assets and book value are shown in the relevant financial statements of such owner or (as the case may be) charterer minus (iii) the total liabilities of the register owner or demise charterer (by means of a finance lease) of such JV Vessel, as these liabilities are shown in the relevant financial statements of such owner or (as the case may be) charterer, in each case in relation to that Compliance Date;

“Market Value Adjusted Net Worth” means, in respect of a Compliance Date, the amount by which the Market Value Adjusted Total Assets exceed the Total Liabilities, in each case in relation to that Compliance Date;

“Market Value Adjusted Total Assets” means, in respect of a Compliance Date, the Total Assets adjusted to reflect (A) the Market Value of all Fleet Vessels (by substituting the book value of each Fleet Vessel as specified in the relevant Accounting Information with the Market Value of that Fleet Vessel as of the relevant Compliance Date) and (B) the Market Value Adjusted CVI for all JV Vessels (by substituting the book value of CVI as specified in the relevant Accounting Information with the Market Value Adjusted CVI for all JV Vessels as of the relevant Compliance Date);

“Net Interest Expenses” means, in respect of Compliance Date and the 12-month period ending thereon, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Group during that period less interest income received, determined on a consolidated basis in accordance with GAAP for that period and as shown in the relevant Accounting Information applicable to that period;

“Percentage” means, in relation to a JV Vessel at a Compliance Date, the percentage of the issued share capital of the registered owner or demise charterer (by means of a finance lease) of such JV Vessel held by CVI as of that Compliance Date;

“Revenues” means, in relation to the Group and for a Compliance Date, the revenues shown as such in the relevant Accounting Information applicable to the 12-month period ending on that Compliance Date;

“Total Assets” means, in respect of a Compliance Date, the aggregate value of all assets of the Group evidenced in the relevant Accounting Information for that Compliance Date;

“Total Debt” means, in respect of a Compliance Date, the aggregate on a consolidated basis of the Group of all short term interest bearing bank debt and finance lease obligations included in the relevant Accounting Information under current liabilities for that Compliance Date plus the long term interest bearing bank debt and finance lease obligations for that Compliance Date; and

“Total Liabilities” means, in respect of a Compliance Date, the Total Assets less the aggregate of value of the stockholders’ equity (including minority interests and provisions) of the Group as shown in, each case, the relevant Accounting Information for that Compliance Date.

(b)	For the avoidance of doubt, it is hereby clarified and agreed, that in case of any conflict between definitions contained in this Clause 23.1 (Definitions) and the definitions of the same terms under GAAP or law, the definitions set in this Clause 23.1 (Definitions) will prevail.

23.2	Financial Covenants

The Guarantor shall ensure that on each Compliance Date (falling on 30 June and 31 December respectively) of each financial year of the Guarantor:

(a)	the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents as of the relevant Compliance Date) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents as of the relevant Compliance Date) shall not exceed 0.75:1;

(b)	the ratio of EBITDA over Net Interest Expenses shall be equal to or higher than 2.5:1;

(c)	the aggregate amount of all Cash and Cash Equivalents shall not be less than the greater of (i) $30,000,000 and (ii) 3% of the Total Debt; and

(d)	the Market Value Adjusted Net Worth shall exceed $500,000,000.

23.3	Testing

The financial covenants set out in Clause 23.2 (Financial covenants) shall be determined as of each Compliance Date (on a 12-month trailing basis in the case of the financial covenant set out in paragraph (b) of Clause 23.2 (Financial covenants)) by reference to the relevant semi-annual or, as applicable, annual Accounting Information delivered pursuant to Clause 22.2 (Financial statements) and the relevant Compliance Certificate delivered pursuant to Clause 22.3 (Compliance Certificate).

23.4	Valuation of a Group Vessel

(a)	For the purposes of Clause 23.2 (Financial Covenants), each Group Vessel shall be valued in dollars as at each Compliance Date by a valuation provided by an Approved Valuer appointed by the Guarantor and such valuation, subject as hereinafter provided, shall constitute the value of such Group Vessel for the purposes of this Clause 23 (Financial Covenants),

(b)	The market value of each Group Vessel determined in accordance with the provisions of this Clause 23.4 (Valuation of a Group Vessel) shall be binding and conclusive upon the Guarantor and the Finance Parties until such time as any further valuation shall be obtained in accordance with this Clause 23.4 (Valuation of a Group Vessel).

(c)	For the purpose of this Clause 23.4 (Valuation of a Group Vessel), the market value of a Group Vessel which at the relevant time is subject to an Approved Charterparty with an unexpired term of at least twelve (12) months (excluding any option period (as defined below)) shall be the aggregate of the present values (as conclusively (save in case of manifest error) determined by the Guarantor) of:

(i)	the Bareboat-equivalent Time Charter Income of such Group Vessel; and

(ii)	the Residual Value of that Group Vessel.

(d)	For the purposes of this Clause 23.4 (Valuation of a Group Vessel):

(i)	the discount rate which will apply in calculating the present value of the amounts referred to in sub-paragraphs (i) and (ii) of paragraph (c) above will be the applicable interest rate swap rate for a period equal to the unexpired term of the relevant Group Vessel’s Approved Charterparty (excluding any option periods (as defined below) (rounded up to the nearest integral year));

(ii)	“Approved Charterparty” means, in relation to a Group Vessel at a Compliance Date, any time charter or other contract of employment which exceeds twelve (12) months duration (excluding any option periods (as defined below), other than option periods exercised by the relevant owner or bareboat charterer (only by means of a finance lease)), entered up to and until that Compliance Date by the owner of such Group Vessel with a charterer, as the same may be amended and/or supplemented from time to time;

(iii)	“Bareboat - equivalent Time Charter Income” means, in relation to a Group Vessel, the aggregate net charter hire to be paid to the owner of that Group Vessel for the remaining unexpired term of the Approved Charterparty in respect of that Group Vessel at the relevant time (excluding any option period for which the relevant Approved Charterparty may be renewed at the option of any party to it (for the purposes of this Clause 23.4 (Valuation of a Group Vessel), an “option period”) other than option periods exercised by the relevant owner or bareboat charterer (only by means of a finance lease)) less the aggregate Operating Expenses (as defined below) of that Group Vessel for the same period;

(iv)	“Residual Value” of the relevant Group Vessel means the current charter-free market value (determined in accordance with paragraph (e) of Clause 23.4 (Valuation of a Group Vessel)) of a vessel with identical characteristics to such Group Vessel other than its age which shall, for the purposes of this Clause 23.4 (Valuation of a Group Vessel), be considered to be the age of such Group Vessel at the expiration of the Approved Charterparty to which such Group Vessel is subject at the relevant time (excluding any option periods);

(v)	“Operating Expenses” means, in relation to a Group Vessel and a relevant period, the expenses for crewing, victualling, insuring, maintenance, spares, stores, management and operation of such Group Vessel which are incurred for a vessel of the size and type of such Group Vessel as evidenced, in the case of the Fleet Vessels, by the most recent annual audited Accounting Information (as defined in Clause 23.1 (Definitions)) and in the case of a JV Vessel, by the relevant financial statements of the relevant owner or demise charterer (by means of a finance lease) as provided by the Guarantor, in each case, escalated at the rate of three per cent. (3%) per annum.

(e)	For the purpose of this Clause 23.4 (Valuation of a Group Vessel), the market value of a Group Vessel which at the relevant time is not subject to an Approved Charterparty shall be made on the basis of a valuation made by an Approved Valuer appointed by the Guarantor in accordance with paragraph (a) above. For this purpose, such valuation shall be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer, without physical inspection and without taking into account any existing charter or other engagement concerning such Group Vessel.

(f)	For the purpose of this Clause 23.4 (Valuation of a Group Vessel), the market value of a Group Vessel which is at the relevant time a newbuilding under construction shall be made on the basis of the advances paid, as adjusted by the difference between the contract price and the market value of such newbuilding in accordance with this Clause 23.4 (Valuation of a Group Vessel).

(g)	The Guarantor shall bear the cost of the valuation of each Group Vessel as of each Compliance Date.

(h)	The Guarantor shall promptly provide the Facility Agent and any Approved Valuer acting under this Clause 23.4 (Valuation of a Group Vessel) with any information which the Facility Agent or the Approved Valuer may request for the purposes of the valuation. If the Guarantor fails to provide such information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Facility Agent considers prudent.

24	General Undertakings

24.1	General

The undertakings in this Clause 24 (General Undertakings) remain in force on and from the date of this Agreement or, in the case of a Substitute Borrower, on and from the date of the Accession Deed to which it is a party and throughout the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit in writing (such permission not be unreasonably withheld in the case of Clause 24.12 (Merger) and paragraph (c) of Clause 24.22 (Constitutional documents and Original Jurisdiction)).

24.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of each Ship to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction and in the state of the Approved Flag at any time of each Ship of any Transaction Document to which it is a party; and

(iii)	own and operate each Ship (in the case of the Borrowers).

24.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

24.4	Environmental compliance

Each Obligor shall, and shall procure that each other Transaction Obligor will:

(a)	comply with all applicable Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any applicable Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.5	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor will promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any Transaction Obligor which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Transaction Obligor,

where the claim, if determined against that Transaction Obligor, has or is reasonably likely to have a Material Adverse Effect.

24.6	Taxation

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are maintained for those Taxes and the costs required to contest them and both have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 22.2 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, change its residence for Tax purposes Provided that, as long as no Event of Default has occurred and is continuing, in the case of the Guarantor the written consent of the Facility Agent is not required if (i) the Guarantor provides the Facility Agent with all required information and documentation to enable the Finance Parties to comply with all their necessary “know your customer” or other similar checks pursuant to Clause 22.9 (“Know your customer” checks) in advance of such change of residence and (ii) the Guarantor notifies the Facility Agent of such change of residence for Tax purposes as soon as possible thereafter.

24.7	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Facility Agent if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Facility Agent regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

24.8	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.9	Title

(a)	Each Borrower shall hold the legal title to, and own the entire beneficial interest in:

(i)	the Earnings and the Insurances of the Ship owned by that Borrower; and

(ii)	with effect on and from its creation or intended creation, any other assets the subject of any Transaction Security created or intended to be created by that Borrower.

(b)	The Guarantor shall hold the legal title to, and own the entire beneficial interest in with effect on and from its creation or intended creation, any assets the subject of any Transaction Security created or intended to be created by the Guarantor.

24.10	Negative pledge

(a)	No Borrower shall, and the Guarantor shall procure that no Borrower will, create or permit to subsist any Security over any of that Borrower’s assets.

(b)	The Guarantor shall not create or permit to subsist any Security over any of its assets if an Event of Default has occurred and is continuing or would occur as a result of the creation or subsistence of such Security.

(c)	No Obligor shall create or permit to subsist any Security over any of the shares in any Borrower.

(d)	The Borrower shall not, and the Guarantor shall procure that no Borrower will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(e)	Paragraphs (a), (b), (c) and (d) above do not apply to any Permitted Security.

24.11	Disposals

(a)	No Borrower shall, and the Guarantor shall procure that no Borrower will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease (excluding, for the avoidance of doubt, a Charter), transfer or otherwise dispose of any asset (including without limitation any Ship, its Earnings or its Insurances).

(b)	Paragraph (a) above does not apply to the sale of a Ship Provided that the required prepayment in respect of that Ship is made in accordance with Clause 7.5 (Mandatory prepayment on sale or Total Loss).

24.12	Merger

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction Provided that the prior written consent of the Facility Agent is not required in the case of a merger, amalgamation, demerger, consolidation or corporate reconstruction of the Guarantor where, in each case, the Guarantor remains the surviving entity of such event and so long as no Event of Default has occurred and is continuing or would result from such event.

24.13	Change of business

(a)	The Guarantor shall procure that no change is made to the general nature of the business of the Guarantor or any Borrower from that carried on at the date of this Agreement. It shall not be regarded as a change to the general nature of business of the Guarantor if it extends to (i) the ownership of ships whose function is the carriage of dry cargo, wet cargo (including LNG and LPG) but excluding passenger ferries or cruise ships or ships engaged in offshore (oil and gas) services, (ii) operation and technical and commercial management services relating to such ships, (iii) the operation of terminals and/or cargo handling and (iv) the ownership of shares of intermediary holding companies.

(b)	No Borrower shall engage in any business other than the ownership and operation of the Ship owned by that Borrower.

24.14	Financial Indebtedness

No Borrower shall incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

24.15	Shares

(a)	No Borrower shall:

(i)	purchase, cancel, redeem or retire any of its issued shares; or

(ii)	increase or reduce the number of shares that it is authorised to issue or change the par value of such shares or create any new class of shares.

(b)	The Guarantor shall not purchase, cancel, redeem or retire any of its issued shares while an Event of Default is continuing or would result from any such purchase, cancellation, redemption or retirement.

24.16	Dividends

No Obligor shall declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its shares (or any class of its shares) (each, a “Distribution”) while an Event of Default is continuing or would result and be continuing from such Distribution.

24.17	Other transactions

No Borrower shall:

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor and where such loan or form of credit is Permitted Financial Indebtedness;

(b)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Borrower assumes any liability of any other person, other than any guarantee or indemnity given under the Finance Documents or a guarantee or indemnity required for the release of any Ship or by its insurers or by its protection and indemnity club or in its ordinary course of trading;

(c)	enter into any material agreement other than:

(i)	the Transaction Documents;

(ii)	any other agreement entered into in the ordinary course of its business or otherwise expressly allowed under any other term of this Agreement; and

(d)	enter into any transaction on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length; or

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

24.18	Sanctions

(a)	No Obligor shall, and each Obligor shall procure that no other Relevant Party will, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to, any subsidiary, joint venture partner or other Person:

(i)	to fund any activities of or business with any Prohibited Person;

(ii)	to fund any activities or business in any country or territory, that, at the time of such funding, is the subject of Sanctions;

(iii)	to permit the use or operation of any Ship in any country or territory that at such time is the subject of Sanctions; or

(iv)	in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as lender, agent, underwriter, adviser, investor or otherwise) of Sanctions (including, for the avoidance of doubt, any secondary sanctions applicable to it).

(b)	In addition and without prejudice to the foregoing, each Obligor shall procure that no proceeds, funds or benefit from any activity or dealing with or involving a Prohibited Person are knowingly used in discharging any obligation due or owing to the Lenders or are credited to any bank account held with the Lenders, and that no payment is effected to any person who that Obligor knows or could have reasonably known is a Prohibited Person whether to discharge any obligation due or owing to such person or for any other purpose, through the use of any bank account held with the Lenders.

(c)	The representations and covenants of this Clause 24.18 (Sanctions), Clause 21.32 (Sanctions), Clause 26.10 (Compliance with laws etc.) (solely as relates to Sanctions) and Clause 26.12 (Sanctions and Ship trading) (collectively, the “Sanctions Clauses”) shall, at the option of the Lender, not apply to any Lender that informs the Facility Agent that it is subject to Council Regulation (EC) No. 2271/96 of 22 November 1996 (“EU Blocking Regulation”) or Section 7 of the German Foreign Trade Ordinance (§ 7 Außenwirtschaftsverordnung) or a similar applicable anti-boycott statute (together with the EU Blocking Regulation and Section 7 of the of the German Foreign Trade Ordinance, and any similar successor EU law, the “Anti Boycott Regulations”), to the extent that compliance with the Sanctions Clauses would violate some or all of the Anti Boycott Regulations.

24.19	Further assurance

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly, and in any event within the time period reasonably specified by the Security Agent do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to create, perfect, vest in favour of the Security Agent or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of any of the Secured Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Secured Parties Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)	to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Security Agent to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)	Each Obligor shall, and shall procure that each other Transaction Obligor will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Finance Documents.

(c)	At the same time as an Obligor delivers to the Security Agent any document executed by itself or another Transaction Obligor pursuant to this Clause 24.19 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Security Agent a certificate signed by an officer or another authorised signatory of that Obligor’s or Transaction Obligor which shall:

(i)	set out the text of a resolution of that Obligor’s or Transaction Obligor’s directors specifically authorising the execution of the document specified by the Security Agent; and

(ii)	state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under that Obligor’s or Transaction Obligor’s articles of incorporation or other constitutional documents.

24.20	Ownership of Borrowers

(a)	Each Obligor shall procure that there is no change in the legal ownership of any of the shares in a Borrower (an “Ownership Change”) Provided that an Ownership Change will be permitted as long as:

(i)	no Change of Control is triggered by; and

(ii)	no Event of Default has occurred that is continuing,

or, in each case, may result from, such Ownership Change.

(b)	Each Borrower shall notify the Facility Agent before the occurrence of any change in the legal ownership of a Borrower resulting in that Borrower being an indirect wholly owned subsidiary of the Guarantor.

24.21	Financial year and auditors

No Obligor shall:

(a)	change its financial year; or

(b)	change its auditors, unless such change is to another Approved Auditor and provided that it shall notify the Facility Agent promptly after the occurrence of such change.

24.22	Constitutional documents and Original Jurisdiction

(a)	No Borrower shall amend, or agree to any amendment to, its constitutional documents.

(b)	The Guarantor shall notify the Facility Agent in writing of its intention to amend or agree to any amendment to its constitutional documents.

(c)	No Obligor shall change its Original Jurisdiction.

25	Insurance Undertakings

25.1	General

The undertakings in this Clause 25 (Insurance Undertakings) apply to a Borrower and its Ship and remain in force throughout the period commencing on the Utilisation Date of the Tranche relevant to that Ship and ending on the date that Borrower is released pursuant to Clause 7.12 (Release of Transaction Obligors) except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

25.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at its expense against:

(a)	fire and usual marine risks (including (i) hull and machinery and excess risks; and (ii) increased value covering 33.33 per cent. of the hull and machinery insurance cover);

(b)	war risks (including acts of terrorism and piracy);

(c)	protection and indemnity risks (including pollution liability risks); and

(d)	any other risks against which the Facility Agent, acting on the instructions of the Majority Lenders, considers, having regard to practices and other circumstances prevailing at the relevant time and taking into account the Ship’s trading patterns, it would be reasonable for that Borrower to insure and which are specified by the Facility Agent by notice to that Borrower.

25.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

(i)	120 per cent. of the Tranche relating to the Ship owned by it; and

(ii)	the Market Value of that Ship;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000 for any one accident or occurrence);

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of each Ship;

(e)	on approved terms (and for the time being (and until the Facility Agent advises otherwise) the standard insurance terms arranged by the Approved Manager as at the date of this Agreement for vessels managed by it are considered approved for the purpose of this Clause 25 (Insurance Undertakings)); and

(f)	through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations (for the avoidance of doubt, the Swedish Club and the Hellenic Mutual War Association Bermuda are approved by the Facility Agent unless the Facility Agent (acting with the authorisation of the Majority Lenders) notifies the Borrowers otherwise).

25.4	Further protections for the Finance Parties

In addition to the terms set out in Clause 25.3 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Security Agent (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	provided it is possible to do so whenever the Facility Agent requires, name (or be amended to name) the Security Agent as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent, but without the Security Agent being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Agent as loss payee with such directions for payment as the Facility Agent may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and

(f)	provide that the Security Agent may make proof of loss if that Borrower fails to do so.

25.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Facility Agent of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Facility Agent’s approval to the matters referred to in sub-paragraph (i) above;

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Facility Agent’s approval pursuant to paragraph (a) above; and

(c)	procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Facility Agent in writing of the terms and conditions of the renewal.

25.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that the Approved Brokers provide the Security Agent with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

(b)	a letter or letters or undertaking in a form which is customary in major marine insurance markets.

25.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which its Ship is entered provide the Security Agent with:

(a)	a copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in the form issued by such protection and indemnity and/or war risks association; and

(c)	a copy (which may be in electronic form) of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

25.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the Approved Brokers through which the insurances are effected or renewed if issued in physical form.

25.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce copies of all relevant receipts when so required by the Facility Agent or the Security Agent.

25.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect as long as required by such association.

25.11	Compliance with terms of insurances

(a)	No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, each Borrower shall:

(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Facility Agent has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(iii)	not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

25.12	Alteration to terms of insurances

(a)	No Borrower shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

(b)	Paragraph (a) shall not apply and the Facility Agent’s prior consent shall not be required in relation to a change to the percentage of cover underwritten by an insurer approved by the Facility Agent Provided that such change is (a) notified to the Facility Agent, (b) does not result in a new insurer underwriting any risk (c) is not more 5 per cent. of the insurance cover.

25.13	Settlement of claims

Each Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and

(b)	do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

25.14	Provision of copies of communications

Following the occurrence of an Event of Default and while the same is continuing, each Borrower shall provide the Security Agent, at the time of each such communication, with copies of all written communications between that Borrower and:

(a)	the Approved Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above reasonably relating wholly or partly to the effecting or maintenance of the obligatory insurances.

25.15	Provision of information

Each Borrower shall promptly provide the Facility Agent (or any persons which it may designate) with any information which the Facility Agent (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 25.16 (Mortgagee’s interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, within three (3) Business Days of demand, indemnify the Security Agent in respect of all reasonable and documented (to the extent that such information is available to the Facility Agent) fees and other expenses incurred by or for the account of the Security Agent in connection with any such report as is referred to in paragraph (a) above once per year or at any time where an Event of Default is continuing.

25.16	Mortgagee’s interest and additional perils insurances

(a)	The Security Agent shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance and a mortgagee’s interest additional perils insurance, in each case, in an amount not exceeding 120 per cent. of the Loan and on such terms, through such insurers and generally in such manner as the Security Agent, acting on the instructions of the Majority Lenders, may from time to time consider appropriate.

(b)	The Borrowers shall upon demand fully indemnify the Security Agent in respect of all premiums and other reasonable and documented expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

26	Ship Undertakings

26.1	General

The undertakings in this Clause 26 (Ship Undertakings) apply to a Borrower and its Ship and remain in force throughout the period commencing on the Utilisation Date of the Tranche relevant to that Ship and ending on the date that Borrower is released pursuant to Clause 7.12 (Release of Transaction Obligors) except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit in writing (such authorisation not to be (i) unreasonably withheld or delayed in the case of paragraph (c) of Clause 26.2 (Ship’s names and registration) and paragraphs (a), (b) and (c) of Clause 26.16 (Restrictions on chartering, appointment of managers etc.) and (ii) unreasonably withheld in the case of paragraph (d) of Clause 26.16 (Restrictions on chartering, appointment of managers etc.)).

26.2	Ship’s names and registration

Each Borrower shall in respect of the Ship owned by it:

(a)	keep that Ship owned by it registered in its name under the Approved Flag from time to time at its port of registration;

(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled; and

(c)	not change the flag or the name of that Ship,

provided that any change of flag of a Ship owned by it shall be subject to:

(i)	that Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on that Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage on that Ship and, if applicable, the related Deed of Covenant and on such other terms and in such other form as the Facility Agent, acting with the authorisation of the Majority Lenders, shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Facility Agent, acting with the authorisation of the Majority Lenders, shall approve or require.

26.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair so as to maintain the Approved Classification free of overdue recommendations and conditions.

26.4	Classification society undertaking

If required by the Facility Agent in writing each Borrower shall instruct the Approved Classification Society:

(a)	to send to the Security Agent, following receipt of a written request from the Security Agent, certified true copies of all original class records held by the Approved Classification Society in relation to that Ship;

(b)	to allow the Security Agent (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship and to take copies of them;

(c)	to notify the Security Agent immediately in writing if the Approved Classification Society:

(i)	receives notification from that Borrower or any person that that Ship’s Approved Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of any Borrower or that Ship’s membership of the relevant Approved Classification Society;

(d)	following receipt of a written request from the Security Agent:

(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the relevant Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the relevant Approved Classification Society; or

(ii)	to confirm that that Borrower is in default of any of its contractual obligations or liabilities to the relevant Approved Classification Society, to specify to the Security Agent in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the relevant Approved Classification Society.

26.5	Modifications

No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of that Ship or materially reduce its value.

26.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, no Borrower shall remove any material part of any Ship, or any item of equipment installed on any Ship unless:

(i)	the part or item so removed is replaced in a timely manner by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)	the replacement part or item is free from any Security in favour of any person other than the Security Agent if it was the property of the relevant Borrower prior to its removal; and

(iii)	the replacement part or item becomes, on installation on that Ship, the property of that Borrower and subject to the security constituted on the Ship by the Mortgage on that Ship and, if applicable, the related Deed of Covenant.

(b)	Each Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to that Ship and provided further that that Borrower can remove obsolete equipment or equipment no longer required to ensure compliance with the rules and regulation of the relevant classification society of that Ship at the time.

26.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodic or other surveys which may be required for classification purposes (but, which for the avoidance of doubt, shall not restrict any Borrower asking for an extension of a survey whenever that Borrower considers appropriate to do so) and, if so required by the Facility Agent (acting on the instructions of the Majority Lenders), provide the Facility Agent, with copies of all survey reports.

26.8	Inspection

Each Borrower shall permit the Security Agent (acting through surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times but with prior notice to the Borrowers to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

26.9	Prevention of and release from arrest

(a)	Each Borrower shall, in respect of the Ship owned by it, discharge all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Ship, its Earnings or its Insurances as they fall due in accordance with their respective payment terms.

(b)	Each Borrower shall upon receiving notice of the arrest of the Ship owned by it or of its detention in exercise or purported exercise of any lien or claim, procure its release as quickly as possible and in any event within 30 days (or any other longer period as may be agreed in writing by the Borrowers and the Facility Agent (acting with the authorisation of the Majority Lenders)) of such arrest or detention by providing bail or otherwise as the circumstances may require and shall immediately notify the Facility Agent of the release of that Ship.

26.10	Compliance with laws etc.

Each Borrower shall:

(a)	comply, or procure compliance with all applicable laws or regulations:

(i)	relating to its business generally; and

(ii)	applicable to the Ship owned by that Borrower, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Sanctions, the applicable laws of the Approved Flag and all Environmental Laws, if failure to do any of the above (other than in respect of Sanctions, the ISM Code and/or the ISPS Code) has or is reasonably likely to have a Material Adverse Effect or, in the reasonable opinion of the Majority Lenders, a material adverse effect on the business, operations or financial condition of that Borrower;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals if failure to do so has or is reasonably likely to have a Material Adverse Effect; and

(c)	without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code and all Sanctions applicable to it at the time.

26.11	ISPS Code

Without limiting paragraph (a) of Clause 26.10 (Compliance with laws etc.), each Borrower shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain an ISSC for that Ship; and

(c)	notify the Facility Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

26.12	Sanctions and Ship trading

Without limiting Clause 26.10 (Compliance with laws etc.), each Borrower shall procure:

(a)	that the Ship owned by it shall not be used by or for the benefit of a Prohibited Person or any person owned or controlled by any Prohibited Person (including from being sold, chartered, leased or otherwise provide directly or indirectly to any Prohibited Person);

(b)	that such Ship shall not be used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were binding on each Transaction Obligor);

(c)	that such Ship shall not be used in any transport of any goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under Sanctions; and

(d)	that such Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

26.13	Trading in war zones or excluded areas

No Borrower shall cause or permit any Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless that Borrower has effected any special, additional or modified insurance cover which that Ship’s underwriters may require and such additional insurance shall be deemed to be part of the Insurances and of the Secured Assets (as defined in the General and Charter Assignment).

26.14	Provision of information

Without prejudice to Clause 22.6 (Information: miscellaneous) each Borrower shall promptly, in respect of the Ship owned by it, provide the Facility Agent with any information which it requests regarding:

(a)	that Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any material expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made by it in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the relevant Approved Manager’s compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Facility Agent’s request, promptly provide copies of any current Charter relating to that Ship, of any current guarantee of any such Charter, the Ship’s Safety Management Certificate and any relevant Document of Compliance.

26.15	Notification of certain events

Each Borrower shall, in respect of the Ship owned by it, immediately notify the Facility Agent by email, confirmed forthwith by letter, of:

(a)	any casualty to that Ship which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which that Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requisition of that Ship for hire;

(d)	any requirement or recommendation made in relation to that Ship by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(e)	any arrest or detention of that Ship or any exercise or purported exercise of any lien on the Ship or the Earnings or any requisition of that Ship for hire;

(f)	any intended dry docking of that Ship;

(g)	any de-activation or lay-up of that Ship which does not require the Facility Agent’s prior written consent pursuant to paragraph (d) of Clause 26.16 (Restrictions on chartering, appointment of managers etc.);

(h)	any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident;

(i)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, an Approved Manager or otherwise in connection with that Ship which may result in the withdrawal of the Safety Management Certificate, the Document of Compliance or any other applicable documentation of that Borrower or, as the case may be, that Approved Manager; or

(j)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and each Borrower shall keep the Facility Agent advised in writing on a regular basis and in such detail as the Facility Agent shall require as to that Borrower’s, any such Approved Manager’s or any other person’s response to any of those events or matters.

26.16	Restrictions on chartering, appointment of managers etc.

No Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship on demise or bareboat charter for any period (without the prior written consent of the Facility Agent, acting with the authorisation of all the Lenders);

(b)	terminate a Management Agreement;

(c)	appoint a manager of that Ship other than the Approved Commercial Manager and the Approved Technical Manager, or agree to any material alteration to the terms of a Management Agreement other than a material amendment or supplemental agreed simultaneously for all the vessels owned, operated or controlled by the Guarantor;

(d)	de-activate that Ship or put that Ship into lay-up for a period exceeding 3 months in any 12-month period; or

(e)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,500,000 (or the equivalent in any other currency) unless that person (i) has first given to the Security Agent and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or the Earnings for the cost of such work or for any other reason or (ii) entered into an agreement with that Borrower pursuant to which that person agrees that that Ship may depart the relevant shipyard or repair yard in consideration of a payment of part, but not all, of the costs of the relevant work and has undertaken to the Security Agent not to exercise any lien on that Ship or its Earnings.

26.17	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or, as the case may be, preferred mortgage, and if required by the laws of the relevant Approved Flag, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Agent.

26.18	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

26.19	Charter Assignment

If a Borrower enters into any Assignable Charter it shall as soon as practicable after the date of such Assignable Charter serve a notice of assignment in agreed form under the General and Charter Assignment to which it is a party in respect of that Assignable Charter and any related Charter Guarantee on, and each Borrower shall use reasonable commercial endeavours to procure its acknowledgement by, the relevant charterer and any charter guarantor in accordance with the terms of such General and Charter Assignment and shall additionally deliver to the Facility Agent such other documents equivalent to those referred to at paragraph 4 of Part A of Schedule 2 (Conditions Precedent) in relation to that Assignable Charter and, applicable, that Charter Guarantee.

26.20	Poseidon Principles

The Borrowers shall, upon the request of any Lender (at the cost of the requesting Lender), supply or procure the supply to the Facility Agent of all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance relating to each Ship for the preceding calendar year (commending with the financial year ending 31 December 2021), provided always that no Lender shall publicly disclose such information with the identity of the Ship without the prior written consent of the Borrowers and, for the avoidance of doubt, such information shall be “Confidential Information” for the purposes of Clause 46 (Confidential Information).

26.21	Sustainable ship dismantling

The Borrowers confirm that throughout the Security Period, they will ensure that if a Ship is sold with the intention of being scrapped, it will be sold to an intermediary which is not an Affiliate, and such intermediary will undertake to dismantle that Ship in a socially and environmentally responsible manner in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009.

27	Security Cover

27.1	Minimum required security cover

(a)	Clause 27 (Security Cover) shall apply to a Ship only while that Ship is not employed under an Approved Charter.

(b)	Clause 27.2 (Provision of additional security; prepayment) only applies if the Facility Agent notifies the Borrowers that the Security Cover Ratio of that Ship is below the Required Percentage for that Ship at the time of such notice.

(c)	For the avoidance of doubt and without prejudice to paragraph (a) of this Clause 27.1 (Minimum required security cover), if notice has been served on the Borrowers in respect of a Ship under this Clause 27.1 (Minimum required security cover), Clause 27 (Security Cover) will cease to apply to that Ship at any time such Ship enters into an Approved Charter, except for the provisions of Clause 27.8 (Release of additional Security).

(d)	In this Clause 27 (Security Cover):

“Required Percentage” means, in relation to a Ship, at any relevant time during which that Ship is not employed pursuant to an Approved Charter, an amount equal to 115 per cent. expressed as a percentage of (i) the Tranche to which that Ship relates minus (ii) the amount of any Dollar Deposit Security in relation to that Tranche, in each case, at the time.

27.2	Provision of additional security; prepayment

(a)	If the Facility Agent serves a notice on the Borrowers under Clause 27.1 (Minimum required security cover) in respect of a Ship which is not employed pursuant to an Approved Charter at the time, the Borrowers shall, on or before the date falling 30 days after the date on which the Facility Agent’s notice is served (the “Prepayment Date”), prepay such part of the Loan as shall eliminate the shortfall between the Security Cover Ratio and the Required Percentage at the time.

(b)	A Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security (only in the form of first priority security) which has been approved in advance by the Facility Agent, acting on the instructions of all the Lenders in their sole discretion, and which, in the opinion of the Facility Agent acting on the instructions of all the Lenders:

(i)	has a net realisable value at least equal to the shortfall after taking into account any prepayment made by that Borrower under this Clause 27.2 (Provision of additional security; prepayment); and

(ii)	is documented in such terms as the Facility Agent may approve or require,

on or before the Prepayment Date.

(c)	The Borrowers shall have the right to eliminate the shortfall through a combination of a partial prepayment of the Loan and the provision of additional security pursuant to this Clause 27.2 (Provision of additional security; prepayment).

27.3	Value of additional security

The net realisable value of any additional security which is provided under Clause 27.2 (Provision of additional security; prepayment) and which consists of:

(a)	a first preferred or first priority mortgage over a vessel, shall be the Market Value of the vessel concerned;

(b)	Security over a dollar cash deposit held in a cash collateral account subject to a fixed charge in favour of the Security Agent and/or any other Finance Party (the “Dollar Deposit Security”), shall be the amount standing to the credit of such account at that time (without taking into account, for the avoidance of doubt, cash standing to the credit of the Earnings Accounts) on a dollar for dollar basis; and

(c)	Security over any other asset, shall be that determined acceptable by the Facility Agent, acting on the instructions of all the Lenders.

27.4	Valuations binding

Any valuation under this Clause 27 (Security Cover) shall be binding and conclusive as regards each Borrower.

27.5	Provision of information

(a)	Each Borrower shall promptly provide the Facility Agent and any Approved Valuer acting under this Clause 27 (Security Cover) with any information which the Facility Agent or the Approved Valuer may request for the purposes of the valuation.

(b)	If a Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Facility Agent considers prudent.

27.6	Prepayment mechanism

Any prepayment pursuant to Clause 27.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be applied against the relevant Tranche and the Repayment Instalments for that Tranche for each Repayment Date falling after that prepayment of such Tranche will be reduced pro rata by the amount of that Tranche repaid or prepaid.

27.7	Provision of valuations

(a)	Each Borrower shall provide the Facility Agent with a set of two valuations of the Ship owned by it and any other vessel over which additional Security has been created in accordance with Clause 27.2 (Provision of additional security; prepayment) (an “Additional Vessel”), each from an Approved Valuer appointed by the Borrowers or the Guarantor (subject to the prior written approval of the Lenders), for the purpose of determining the Market Value of a Ship and any Additional Vessel, on two occasions in each year at the same time as the Compliance Certificates for the financial half year ending on 30 June and the financial half year ending on 31 December are provided by the Guarantor in accordance with Clause 22.3 (Compliance Certificate).

(b)	The Facility Agent, acting on the instructions of the Majority Lenders, may request valuations of any Ship which is not employed pursuant to an Approved Charter and any Additional Vessel from the Borrowers other than pursuant to paragraph (a) above:

(i)	if a mandatory prepayment is required to be made pursuant to Clause 7.5 (Mandatory prepayment on sale or Total Loss); and

(ii)	at any other times.

(c)	The cost of the valuations obtained pursuant to paragraph (a) and sub-paragraph (i) of paragraph (b) above shall be borne or reimbursed by the Borrowers. Any additional valuations obtained pursuant to sub-paragraph (ii) of paragraph (b) above shall be at the cost of the Lenders unless an Event of Default has occurred and is continuing at the relevant time, in which case the Borrowers acknowledge and agree that the cost of such additional valuations shall be borne or reimbursed by the Borrowers.

27.8	Release of additional Security

(a)	Subject to paragraph (b) below, if the Security Cover Ratio of a Ship shall at any time exceed the Required Percentage for that Ship and additional Security has been provided pursuant to this Clause 27 (Security Cover), the Security Agent (acting on the instructions of the Facility Agent, in turn acting on the authorisation of the Majority Lenders), after receiving a notice from the Borrowers to do so (such notice to include evidence satisfactory to the Facility Agent that the applicable Required Percentage has been maintained for a period of at least 30 consecutive days prior to such notice without taking into account of the additional Security whose release the Borrowers are requesting pursuant to this Clause 27.8 (Release of additional Security)) will, subject to being indemnified to its satisfaction against the documented costs and expenses of doing so, procure the release of any such further Security specified by the Borrowers Provided that (i) the Facility Agent (acting on the instructions of the Majority Lenders) is satisfied that, immediately following such release, the Security Cover Ratio will equal or exceed the applicable Required Percentage and (ii) at the relevant time, no Default has occurred and is continuing or will result from such release.

(b)	If additional Security has been provided pursuant to this Clause 27 (Security Cover) in respect of a Tranche and subsequently an Approved Charter is entered into for the Ship to which that Tranche relates, the Security Agent (acting on the instructions of the Facility Agent, in turn acting on the authorisation of the Majority Lenders), after receiving a notice from the Borrowers to do so (such notice to include evidence satisfactory to the Facility Agent that an Approved Charter has been entered into for that Ship) will, subject to being indemnified to its satisfaction against the documented costs and expenses of doing so, procure the release of all such additional Security Provided that at the relevant time, no Default has occurred and is continuing or will result from such release.

28	Earnings Accounts and Application of Earnings

28.1	Earnings Accounts

No Borrower may, without the prior consent of the Facility Agent, maintain any bank account other than its Earnings Account.

28.2	Payment of Earnings

Each Borrower shall ensure that subject only to the provisions of the General and Charter Assignment to which it is a party, all the Earnings in respect of the Ship owned by it are paid into its Earnings Account.

28.3	Location of Earnings Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Facility Agent as to the location or relocation of its Earnings Account; and

(b)	execute any documents which the Facility Agent specifies to create or maintain in favour of the Security Agent, Security over (and/or rights of set-off, consolidation or other rights in relation to) its Earnings Account.

28.4	Withdrawals from Earnings Accounts

Each Borrower shall be entitled to withdraw freely any sums standing to the credit of its Earnings Account Provided that no Event of Default has occurred which is continuing at any relevant time or will result from such withdrawal.

29	Events of Default

29.1	General

Each of the events or circumstances set out in this Clause 29 (Events of Default) is an Event of Default except for Clause 29.18 (Acceleration) and Clause 29.19 (Enforcement of security).

29.2	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

29.3	Specific obligations

A breach occurs of Clause 4.4 (Waiver of conditions precedent), Clause 21.32 (Sanctions), Clause 23 (Financial Covenants), Clause 24.9 (Title), Clause 24.10 (Negative pledge), Clause 24.18 (Sanctions), Clause 25.2 (Maintenance of obligatory insurances), Clause 25.3 (Terms of obligatory insurances), Clause 25.5 (Renewal of obligatory insurances), Clause 26.12 (Sanctions and Ship trading) or, save to the extent such breach is a failure to pay and therefore subject to Clause 29.2 (Non-payment), Clause 27 (Security Cover).

29.4	Other obligations

(a)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 29.2 (Non-payment) and Clause 29.3 (Specific obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 days of the Facility Agent giving notice to the Borrowers or (if earlier) any Transaction Obligor becoming aware of the failure to comply.

29.5	Misrepresentation

Any representation or statement made or, when repeated pursuant to the Finance Documents, deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made unless in the event of a representation repeated pursuant to the Finance Documents, deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with the Finance Document, the relevant representation or statement can be repeated within 10 Business Days of the date on which the Facility Agent notifies the Borrowers of its not being true and accurate and on the date of such repetition it is not incorrect or misleading in any respect.

29.6	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 29.6 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is, at any relevant time, in the case of the Guarantor less than $10,000,000 in aggregate (or the equivalent in any other currency).

29.7	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law; or

(iii)	suspends making payments on any of its debts.

(b)	The value of the assets of the Guarantor is less than its liabilities.

29.8	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or substantially all of its assets; or

(d)	enforcement of any Security over substantial assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

Paragraphs (a) to (d) both inclusive above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

29.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects all or substantially all of the assets of an Obligor (other than an arrest or detention of any Ship referred to in Clause 29.13 (Arrest)) and is not discharged within 30 days.

29.10	Unlawfulness, invalidity and ranking

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.

(b)	Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable if that cessation individually or together with any other cessations materially or adversely affects the interests of the Secured Parties under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.

29.11	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

29.12	Cessation of business

Any Obligor suspends or ceases to carry on all or a material part of its business.

29.13	Arrest

Any arrest of a Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the relevant Borrower within 30 days of such arrest or detention (or any other longer period as may be agreed in writing by the Borrowers and the Facility Agent (acting with the authorisation of the Majority Lenders)).

29.14	Expropriation

The authority or ability of any Transaction Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any of its assets other than:

(a)	an arrest or detention of a Ship referred to in Clause 29.13 (Arrest); or

(b)	any Requisition.

29.15	Repudiation and rescission of agreements

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

29.16	Litigation

Any litigation, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Finance Documents or the transactions contemplated in any of the Finance Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

29.17	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

29.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrowers:

(i)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(ii)	declare that all or part of any Utilisation, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of any Utilisation be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

and the Facility Agent may serve notices under sub-paragraphs (i), (ii) and (iii) of paragraph (a) above simultaneously or on different dates and any Servicing Party may take any action referred to in paragraph (b) above or Clause 29.19 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

29.19	Enforcement of security

On and at any time after the occurrence of an Event of Default which is continuing the Security Agent may, and shall if so directed by the Majority Lenders, take any action which, as a result of the Event of Default or any notice served under Clause 29.18 (Acceleration), the Security Agent is entitled to take under any Finance Document or any applicable law or regulation.

Section 9

Changes to Parties

30	Changes to the Lenders and Hedge Counterparties

30.1	Assignments and transfers by the Lenders

Subject to this Clause 30 (Changes to the Lenders and Hedge Counterparties), a Lender (the “Existing Lender”) may:

(a)	assign any or all of its rights; or

(b)	transfer by novation any or all of its rights and obligations,

under the Finance Documents to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) Provided that a private equity fund, credit fund or hedge fund or any of their subsidiaries or Affiliates or a Related Fund of any such private equity fund, credit fund or hedge fund (each, a “Fund”) may not be construed to constitute a bank or a financial institution for the purposes of this Clause 30.1 (Assignments and transfers by the Lenders) unless an Event of Default has occurred and is continuing, in which case an assignment or transfer by the Existing Lender to a Fund will be permitted and will not require the consent of any Obligor.

30.2	Conditions of assignment or transfer

(a)	The prior written consent of an Obligor is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	made by a Lender in circumstances where, without prejudice to the rights and obligations of the Parties pursuant to Clause 7.1 (Illegality), it has become unlawful and/or contrary to Sanctions for that Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful and/or contrary to Sanctions in relation to any Affiliate of that Lender for that Lender to do so; or

(iii)	made at a time when an Event of Default is continuing.

(b)	The consent of an Obligor to an assignment or transfer must not be unreasonably withheld or delayed Provided that, for the avoidance of doubt, if the consent of an Obligor is required for an assignment or transfer to a Fund, such Obligor shall, in its sole discretion, freely decide to consent or not to such assignment or transfer.

An Obligor will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by that Obligor within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Secured Parties as it would have been under if it were an Original Lender; and

(ii)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	Each Obligor on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, to the same extent and with the same defects (if any) in the Existing Lender’s title and of any rights or equities which the Borrowers or any other Transaction Obligor had against the Existing Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 30.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

30.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $3,000.

30.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Transaction Obligor;

(iii)	the performance and observance by any Transaction Obligor of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities throughout the Security Period.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 30 (Changes to the Lenders and Hedge Counterparties); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Transaction Documents or otherwise.

30.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 30.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with this Agreement and delivered in accordance with this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 30.10 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Transaction Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Transaction Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Transaction Obligor and the New Lender have assumed and/or acquired the same in place of that Transaction Obligor and the Existing Lender;

(iii)	the Facility Agent, the Security Agent, each Arranging Party, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent, each Arranging Party and the Existing Lenders shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

30.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 30.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 30.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 30.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Transaction Obligor or unless in accordance with Clause 30.5 (Procedure for transfer), to obtain a release by that Transaction Obligor from the obligations owed to that Transaction Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 30.2 (Conditions of assignment or transfer).

30.7	Copy of Transfer Certificate or Assignment Agreement to Borrowers

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrowers a copy of that Transfer Certificate or Assignment Agreement.

30.8	Additional Hedge Counterparties

(a)	The Obligors or a Lender may request that a bank or financial institution becomes an Additional Hedge Counterparty, with the prior approval of the Facility Agent (acting on the instructions of the Majority Lenders) and (in the case of a request by a Lender) the Borrowers, by delivering to the Facility Agent a duly executed Hedge Counterparty Accession Letter Provided that:

(i)	such approval of the Facility Agent and the Borrowers will not be required if the Additional Hedge Counterparty is a Lender or an Affiliate of a Lender; and

(ii)	in addition to sub-paragraph (i) above, such approval of the Borrowers will not be required if a bank or financial institution becomes an Additional Hedge Counterparty as a result of a transfer of all or any part of a Hedge Counterparty’s rights and/or obligations under, or a termination of, a Hedging Agreement by a Hedge Counterparty in circumstances where the Guarantor’s consent to such transfer or termination is not required under that Hedging Agreement.

(b)	The relevant bank or financial institution will become an Additional Hedge Counterparty when the Facility Agent and the Security Agent enter into the relevant Hedge Counterparty Accession Letter and the Obligors shall enter into any supplemental documentation and/or addenda to the Mortgages as reasonably required by the Facility Agent.

(c)	If a Lender has requested that a bank or financial institution becomes an Additional Hedge Counterparty pursuant to paragraph (a) above, that Lender shall on demand (and irrespective of whether the accession of that Additional Hedge Counterparty is effected) reimburse each of the Facility Agent and the Security Agent for the amount of all documented costs and expenses (including legal fees) reasonably incurred by each Secured Party in relation to such request (including, for the avoidance of doubt, any transaction and amendment costs incurred in connection with any supplemental documentation and/or addenda to the Mortgages in relation to the accession of that Additional Hedge Counterparty) Provided that if such request has been made by the Obligors or an Event of Default has occurred and is continuing at the relevant time, all such costs and expenses will be borne by the Obligors.

30.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 30 (Changes to the Lenders and Hedge Counterparties), each Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

30.10	Pro rata interest settlement

(a)	If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 30.5 (Procedure for transfer) or any assignment pursuant to Clause 30.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	The rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 30.10 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 30.10 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 30.10 (Pro rata interest settlement) but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

30.11	Replacement of a Defaulting Lender

(a)	The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 30 (Changes to the Lenders and Hedge Counterparties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is not a member of the Group or an Affiliate thereof (a “Replacement Lender”) selected by the Borrowers and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 30 (Changes to the Lenders and Hedge Counterparties) for a purchase price in cash or other cash payment payable at the time of the transfer which is either:

(i)	in an amount equal to the outstanding principal amount of such Lender’s participation in the Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to paragraph (a) of this Clause 30.11 (Replacement of a Defaulting Lender) shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace a Defaulting Lender acting in its capacity as a Servicing Party;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to find a Replacement Lender;

(iii)	the transfer must take place no later than 7 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in sub-paragraph (v) of paragraph (b) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Borrowers when it is satisfied that it has complied with those checks.

30.12	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made (unless the Borrowers and the Facility Agent agree to a longer time period in relation to any request):

(a)	its Commitment shall not be included for the purpose of calculating the Total Commitments under the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

30.13	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Loan; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitment under the Loan will be reduced by the amount of its Available Commitment under the Loan and, to the extent that that reduction results in that Defaulting Lender’s Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 30.13 (Disenfranchisement of Defaulting Lenders) the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

30.14	Sub-participation for the purpose of securitisation; subrogation assignment

A Lender may:

(a)	sub-participate or include in a securitisation or similar transaction all or any part of its rights and/or obligations under or in connection with the Finance Documents (the “Sub-participation”); and

(b)	assign all or any part of the rights referred to in paragraph (a) above to an insurer or surety who has become subrogated to them (the “Assignment”).

A Sub-participation and/or Assignment pursuant to this Clause 30.14 (Sub-participation for the purpose of securitisation; subrogation assignment) shall:

(i)	be effected without the consent of the Borrowers or any other Transaction Obligor if such Sub-participation or Assignment is:

(A)	to another Lender or an Affiliate of a Lender;

(B)	required by a banking authority; or

(C)	made after the occurrence of an Event of Default which is continuing; and

(ii)	require the prior written consent of the Borrowers in all other circumstances, such consent not to be unreasonably withheld or delayed Provided that, for the avoidance of doubt, if the consent of the Borrowers is required for a Sub-participation or an Assignment to a Fund, the Borrowers shall, in their sole discretion, freely decide to consent or not to such Sub-participation or Assignment. The Borrowers shall be deemed to have given their consent 10 Business Days after a Lender or the Facility Agent has requested it unless consent is expressly refused by the Borrowers within that time.

31	Changes to the Transaction Obligors

31.1	Assignment or transfer by Transaction Obligors

No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Facility Agent (acting on the instructions of all the Lenders).

31.2	Release of security

(a)	If a disposal of any asset subject to security created by a Security Document is made in the following circumstances:

(i)	the disposal is permitted by the terms of any Finance Document;

(ii)	all the Lenders agree to the disposal;

(iii)	the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document,

the Security Agent may release the asset(s) being disposed of from any security over those assets created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)	If the Security Agent is satisfied that a release is allowed under this Clause 31.2 (Release of security) (at the request and expense of the Borrowers) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document. Any release will not affect the obligations of any other Transaction Obligor under the Finance Documents.

31.3	Additional Subordinated Creditors

(a)	The Borrowers may request that any person becomes a Subordinated Creditor, with the prior approval of the Facility Agent, by delivering to the Facility Agent:

(i)	a duly executed Subordination Agreement;

(ii)	a duly executed Subordinated Debt Security; and

(iii)	such constitutional documents, corporate authorisations and other documents and matters as the Facility Agent may reasonably require, in form and substance satisfactory to the Facility Agent, to verify that the person’s obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.

(b)	A person referred to in paragraph (a) above will become a Subordinated Creditor on the date the Security Agent enters into the Subordination Agreement and the Subordinated Debt Security delivered under paragraph (a) above.

Section 10

The Finance Parties

32	The Facility Agent and the Arranging Parties

32.1	Appointment of the Facility Agent

(a)	Each of the Arranging Parties, the Lenders and the Hedge Counterparties appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranging Parties, the Lenders and the Hedge Counterparties authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2	Instructions

(a)	The Facility Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Facility Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Facility Agent’s own position in its personal capacity as opposed to its role of Facility Agent for the relevant Finance Parties.

(e)	If giving effect to instructions given by the Majority Lenders would in the Facility Agent’s opinion have an effect equivalent to an amendment or waiver referred to in Clause 45 (Amendments and Waivers), the Facility Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Facility Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion the Facility Agent shall do so having regard to the interests of all the Finance Parties.

(g)	The Facility Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties (including, without limitation, bringing any legal action or proceedings arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT or similar Tax) which it may incur in complying with those instructions.

(h)	The Facility Agent may refrain from doing anything which might, in its sole discretion, constitute a breach of law or regulation or otherwise be actionable at the suit of any person, and may do anything which, in its sole opinion, is necessary or desirable to comply with any applicable law or regulation.

(i)	Without prejudice to the remainder of this Clause 32.2 (Instructions), in the absence of instructions, the Facility Agent shall not be obliged to take any action (or refrain from taking action) even if it considers acting or not acting to be in the best interests of the Finance Parties. The Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

(j)	The Facility Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (j) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

32.3	Duties of the Facility Agent

(a)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)	Without prejudice to Clause 30.7 (Copy of Transfer Certificate or Assignment Agreement to Borrowers), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Facility Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, any Arranging Party or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.4	Role of the Arranging Parties

Except as specifically provided in the Finance Documents, no Arranging Party has any obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Facility Agent or any Arranging Party as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor an Arranging Party shall be bound to account to other Finance Party for any sum or the profit element of any sum received by it for its own account.

32.6	Application of receipts

Except as expressly stated to the contrary in any Finance Document, any moneys which the Facility Agent receives or recovers in its capacity as Facility Agent shall be applied by the Facility Agent in accordance with Clause 36.5 (Application of receipts; partial payments).

32.7	Business with the Group

The Facility Agent and any Arranging Party may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.

32.8	Rights and discretions

(a)	The Facility Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 29.2 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by the Borrowers (other than a Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be desirable.

(e)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Facility Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any Arranging Party is obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.9	Responsibility for documentation

Neither the Facility Agent nor any Arranging Party is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, any Arranging Party, a Transaction Obligor or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.10	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Transaction Obligor of its obligations under any Transaction Document; or

(c)	whether any other event specified in any Transaction Document has occurred.

32.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to paragraph (e) of Clause 36.11 (Disruption to Payment Systems etc.) or any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of sub-paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party other than the Facility Agent may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or any Arranging Party to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Facility Agent and each Arranging Party that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or that Arranging Party.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

32.12	Lenders’ indemnity to the Facility Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by a Transaction Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to an Obligor.

32.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

(b)	Alternatively, the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders, after consultation with the Borrowers, may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent may appoint a successor Facility Agent.

(d)	If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent without consultation or consent of the Borrowers and the Lenders, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 32 (The Facility Agent and the Arranging Parties) and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Facility Agent) and this Clause 32 (The Facility Agent and the Arranging Parties) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Facility Agent. Any fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Borrowers.

(i)	The consent of the Borrowers (or any other Transaction Obligor) is not required for an assignment or transfer of rights and/or obligations by the Facility Agent.

(j)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 13.7 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 13.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrowers and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

32.14	Replacement of the Impaired Agent

(a)	At any time the Facility Agent is an Impaired Agent, the Majority Lenders may, after consultation with the Borrowers, by giving 30 days’ notice to the Facility Agent (or any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)	The retiring Facility Agent shall (at its own cost) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Facility Agent) and this Clause 32 (The Facility Agent and the Arranging Parties) (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.15	Confidentiality

(a)	In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by a division or department of the Facility Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Facility Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any Arranging Party is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

32.16	Relationship with the other Finance Parties

(a)	Subject to Clause 30.10 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender or Hedge Counterparty at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office or, as the case may be, the Hedge Counterparty:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender or Hedge Counterparty to the contrary in accordance with the terms of this Agreement.

(b)	Each Finance Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Finance Party shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent and any reference to any instructions being given by or sought from any Finance Party or group of Finance Parties to or by the Security Agent in this Agreement must be given or sought through the Facility Agent.

(c)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 39.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 39.2 (Addresses) and sub-paragraph (ii) of paragraph (a) of Clause 39.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.17	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Facility Agent and each Arranging Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)	the adequacy, accuracy or completeness of any information provided by the Facility Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)	the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

32.18	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.19	Reliance and engagement letters

Each Secured Party confirms that each of the Arranging Parties and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by that Arranging Party or the Facility Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.20	Full freedom to enter into transactions

Without prejudice to Clause 32.7 (Business with the Group) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Facility Agent shall be absolutely entitled:

(a)	to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Transaction Obligor or any person who is party to, or referred to in, a Finance Document);

(b)	to deal in and enter into and arrange transactions relating to:

(i)	any securities issued or to be issued by any Transaction Obligor or any other person; or

(ii)	any options or other derivatives in connection with such securities; and

(c)	to provide advice or other services to any Borrower or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Facility Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

32.21	Amounts paid in error

(a)	If the Facility Agent pays an amount to another Party and the Facility Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(b)	Neither:

(i)	the obligations of any Party to the Facility Agent; nor

(ii)	the remedies of the Facility Agent,

(whether arising under this Clause 32.21 (Amounts paid in error) or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Party).

(c)	All payments to be made by a Party to the Facility Agent (whether made pursuant to this Clause 32.21 (Amounts paid in error) or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Facility Agent to another Party which the Facility Agent determines (in its sole discretion) was made in error.

33	The Security Agent

33.1	Trust

(a)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement and shall deal with the Security Property in accordance with this Clause 33 (The Security Agent) and the other provisions of the Finance Documents.

(b)	Each other Finance Party authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.

33.2	Parallel Debt (Covenant to pay the Security Agent)

(a)	Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(b)	The Parallel Debt of an Obligor:

(i)	shall become due and payable at the same time as its Corresponding Debt;

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(c)	For the purposes of this Clause 33.2 (Parallel Debt (Covenant to pay the Security Agent)), the Security Agent:

(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(iii)	shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)	The Parallel Debt of an Obligor shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

(ii)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of an Obligor shall be decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged,

in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

(e)	All amounts received or recovered by the Security Agent in connection with this Clause 33.2 (Parallel Debt (Covenant to pay the Security Agent)) to the extent permitted by applicable law, shall be applied in accordance with Clause 36.5 (Application of receipts; partial payments).

(f)	This Clause 33.2 (Parallel Debt (Covenant to pay the Security Agent)) shall apply, with any necessary modifications, to each Finance Document.

33.3	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

33.4	Instructions

(a)	The Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by:

(A)	all Lenders (or the Facility Agent on their behalf) if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders (or the Facility Agent on their behalf); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or the Facility Agent on their behalf) (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the relevant Secured Parties.

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 33.27 (Application of receipts);

(B)	Clause 33.28 (Permitted Deductions); and

(C)	Clause 33.29 (Prospective liabilities).

(e)	If giving effect to instructions given by the Majority Lenders would in the Security Agent’s opinion have an effect equivalent to an amendment or waiver referred to in Clause 45 (Amendments and Waivers), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to sub-paragraph (iv) of paragraph (d) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)	The Security Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties (including, without limitation, bringing any legal action or proceedings arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT or similar Tax) which it may incur in complying with those instructions.

(h)	The Security Agent may refrain from doing anything which might, in its sole discretion, constitute a breach of law or regulation or otherwise be actionable at the suit of any person, and may do anything which, in its sole opinion, is necessary or desirable to comply with any applicable law or regulation.

(i)	Without prejudice to the remainder of this Clause 33.4 (Instructions), in the absence of instructions, the Security Agent may (but shall not be obliged to) take such action in the exercise of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

(j)	The Security Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (j) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

33.5	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

33.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.

(b)	The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

33.7	Business with the Group

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.

33.8	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked;

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent shall be entitled to carry out all dealings with the other Finance Parties through the Facility Agent and may give to the Facility Agent any notice or other communication required to be given by the Security Agent to any Finance Party.

(c)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security agent for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by any Borrower (other than a Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(d)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(e)	Without prejudice to the generality of paragraph (c) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Facility Agent or the Lenders) if the Security Agent in its reasonable opinion deems this to be desirable.

(f)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)	The Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s gross negligence or wilful misconduct.

(h)	Unless a Finance Document expressly provides otherwise the Security Agent may disclose to any other Party any information it reasonably believes it has received as security agent under the Finance Documents.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

33.9	Responsibility for documentation

None of the Security Agent, any Receiver or Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, any Arranging Party, a Transaction Obligor or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

33.10	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Transaction Obligor of its obligations under any Transaction Document; or

(c)	whether any other event specified in any Transaction Document has occurred.

33.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent or any Receiver or Delegate), none of the Security Agent nor any Receiver or Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of sub-paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party other than the Security Agent, that Receiver or that Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent or any Receiver or Delegate, any liability of the Security Agent or any Receiver or Delegate arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent. Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

33.12	Lenders’ indemnity to the Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by a Transaction Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

33.13	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

(b)	Alternatively, the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent may appoint a successor Security Agent.

(d)	The retiring Security Agent shall at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer, by way of a document expressed as a deed, of all the Security Property to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged, by way of a document executed as a deed, from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 33.24 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of Clause 15.4 (Indemnity to the Security Agent) and this Clause 33 (The Security Agent) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Security Agent. Any fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrowers.

(h)	The consent of the Borrowers (or any other Transaction Obligor) is not required for an assignment or transfer of rights and/or obligations by the Security Agent.

33.14	Confidentiality

(a)	In acting as Security Agent for the Finance Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by a division or department of the Security Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Security Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

33.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)	the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

33.16	Reliance and engagement letters

Each Secured Party confirms that the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Security Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

33.17	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Security Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Finance Document.

33.18	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Assets;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.

33.19	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

33.20	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of any such delegate or sub delegate.

33.21	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties; or

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrowers and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

33.22	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Security Assets and shall not be liable for or bound to require any Transaction Obligor to remedy any defect in its right or title.

33.23	Releases

Upon a disposal of any of the Security Assets pursuant to the enforcement of the Transaction Security by a Receiver, a Delegate or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

33.24	Winding up of trust

If the Security Agent, with the approval of the Facility Agent determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Transaction Obligor pursuant to the Finance Documents, then

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 33.13 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

33.25	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

33.26	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement and the other Finance Documents. Where there are any inconsistencies between (i) the Trustee Acts 1925 and 2000 and (ii) the provisions of this Agreement and any other Finance Document, the provisions of this Agreement and any other Finance Document shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement and any other Finance Document shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

33.27	Application of receipts

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document, under Clause 33.2 (Parallel Debt (Covenant to pay the Security Agent)) or in connection with the realisation or enforcement of all or any part of the Security Property (for the purposes of this Clause 33 (The Security Agent), the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the remaining provisions of this Clause 33 (The Security Agent)), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as such) other than pursuant to Clause 33.2 (Parallel Debt (Covenant to pay the Security Agent)) or any Receiver or Delegate;

(b)	in payment or distribution to the Facility Agent, on its behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by any Transaction Obligor under any of the Finance Documents in accordance with Clause 36.5 (Application of receipts; partial payments);

(c)	if none of the Transaction Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Transaction Obligor; and

(d)	the balance, if any, in payment or distribution to the relevant Transaction Obligor.

33.28	Permitted Deductions

The Security Agent may, in its discretion:

(a)	set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	pay all Taxes which may be assessed against it in respect of any of the Security Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

33.29	Prospective liabilities

Following enforcement of any of the Transaction Security, the Security Agent may, in its discretion, or at the request of the Facility Agent, hold any Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later payment to the Facility Agent for application in accordance with Clause 33.27 (Application of receipts) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent or, in the case of paragraph (b) only, the Facility Agent, reasonably considers, in each case, might become due or owing at any time in the future.

33.30	Investment of proceeds

Prior to the payment of the proceeds of the Recoveries to the Facility Agent for application in accordance with Clause 33.27 (Application of receipts) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the payment from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of Clause 33.27 (Application of receipts).

33.31	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

33.32	Good discharge

(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Facility Agent on behalf of the Secured Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Facility Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

33.33	Amounts received by Obligors

If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.

33.34	Application and consideration

In consideration for the covenants given to the Security Agent by each Obligor in relation to Clause 33.2 (Parallel Debt (Covenant to pay the Security Agent)), the Security Agent agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Security Agent in accordance with the foregoing provisions of this Clause 33 (The Security Agent).

33.35	Full freedom to enter into transactions

Without prejudice to Clause 33.7 (Business with the Group) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Security Agent shall be absolutely entitled:

(a)	to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Transaction Obligor or any person who is party to, or referred to in, a Finance Document);

(b)	to deal in and enter into and arrange transactions relating to:

(i)	any securities issued or to be issued by any Transaction Obligor or any other person; or

(ii)	any options or other derivatives in connection with such securities; and

(c)	to provide advice or other services to the Borrowers or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Security Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

34	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

35	Sharing among the Finance Parties

35.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Transaction Obligor other than in accordance with Clause 36 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due to it under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 36 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.5 (Application of receipts; partial payments).

35.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Transaction Obligor and distribute it among the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 36.5 (Application of receipts; partial payments) towards the obligations of that Transaction Obligor to the Sharing Finance Parties.

35.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 35.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Transaction Obligor, as between the relevant Transaction Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Transaction Obligor.

35.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Transaction Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Transaction Obligor.

35.5	Exceptions

(a)	This Clause 35 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Transaction Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11

Administration

36	Payment Mechanics

36.1	Payments to the Facility Agent

(a)	On each date on which a Transaction Obligor or a Lender is required to make a payment under a Finance Document, that Transaction Obligor or Lender shall make an amount equal to such payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Facility Agent) and with such bank as the Facility Agent, in each case, specifies.

36.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to a Transaction Obligor) and Clause 36.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London), as specified by that Party or, in the case of an Advance, to such account of such person as may be specified by the Borrowers in a Utilisation Request.

36.3	Distributions to a Transaction Obligor

The Facility Agent may (with the consent of the Transaction Obligor or in accordance with Clause 37 (Set-Off)) apply any amount received by it for that Transaction Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Transaction Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrowers before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrowers:

(i)	the Facility Agent shall notify the Borrowers of that Lender’s identity and the Borrowers shall on demand refund it to the Facility Agent; and

(ii)	the Lender by whom those funds should have been made available or, if the Lender fails to do so, the Borrowers, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

36.5	Application of receipts; partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and any other amounts owing to, the Facility Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of:

(A)	any accrued interest and fees due but unpaid to the Lenders under this Agreement; and

(B)	any periodical payments (not being payments as a result of termination or closing out) due but unpaid to the Hedge Counterparties under the Hedging Agreements;

(iii)	thirdly, in or towards payment pro rata of:

(A)	any principal due but unpaid to the Lenders under this Agreement; and

(B)	any payments as a result of termination or closing out due but unpaid to the Hedge Counterparties under the Hedging Agreements; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by all Lenders and all Hedge Counterparties, vary, or instruct the Security Agent to vary (as applicable) the order set out in sub-paragraphs (ii) to (iv) of paragraph (a) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Transaction Obligor.

36.6	No set-off by Transaction Obligors

(a)	All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)	Paragraph (a) above shall not affect the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

36.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

36.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollar is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollar shall be paid in that other currency.

36.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrowers); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

36.10	Currency Conversion

(a)	For the purpose of, or pending any payment to be made by any Servicing Party under any Finance Document, such Servicing Party may convert any moneys received or recovered by it from one currency to another, at a market rate of exchange.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

36.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by a Borrower that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with a Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 45 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence or any other category of liability whatsoever but not including any claim based on the gross negligence or fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 36.11 (Disruption to Payment Systems etc.); and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

36.12	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 36.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 36.12 (Impaired Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 32.14 (Replacement of Impaired Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 36.2 (Distributions by the Facility Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

37	Set-Off

A Finance Party may, whilst an Event of Default is continuing, set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38	Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

39	Notices

39.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

39.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrowers, that specified in Schedule 1 (The Parties);

(b)	in the case of each Lender, each Hedge Counterparty or any other Obligor, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Facility Agent on or before the date on which it becomes a Party;

(c)	in the case of the Facility Agent, that specified in Schedule 1 (The Parties);

(d)	in the case of the Security Agent, that specified in Schedule 1 (The Parties); and

(e)	in the case of each Mandated Lead Arranger, each Lead Arranger, each Arranger and the Structuring Bank and Bookrunner that specified in Schedule 1 (The Parties),

or any substitute address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

39.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 39.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to a Servicing Party will be effective only when actually received by that Servicing Party and then only if it is expressly marked for the attention of the department or officer of that Servicing Party specified in Schedule 1 (The Parties) (or any substitute department or officer as that Servicing Party shall specify for this purpose).

(c)	All notices from or to a Transaction Obligor shall be sent through the Facility Agent unless otherwise specified in any Finance Document.

(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

39.4	Notification of address

Promptly upon receipt of notification of an address or change of address pursuant to Clause 39.2 (Addresses) or changing its own address, the Facility Agent shall notify the other Parties.

39.5	Electronic communication

(a)	Any communication to be made between or document to be delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 39.5 (Electronic communication).

39.6	Communication when Facility Agent is Impaired Agent

Subject to the proviso in paragraph (c) of Clause 39.3 (Delivery), if the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

39.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation prepared by a translator approved by the Facility Agent and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39.8	Hedging Agreement

Notwithstanding anything in Clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this Clause do not include any Hedging Agreement entered into by the Guarantor with a Hedge Counterparty in connection with the Facility.

40	Calculations and Certificates

40.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

40.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

40.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph (b) below (and to the extent reasonably practicable), without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

41	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

42	Settlement or Discharge Conditional

Any settlement or discharge under any Finance Document between any Finance Party and any Transaction Obligor shall be conditional upon no security or payment to any Finance Party by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

43	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of a Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

44	Irrevocable Payment

If the Facility Agent considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to a Secured Party under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

45	Amendments and Waivers

45.1	Required consents

(a)	Subject to Clause 45.2 (All Lender matters) and Clause 45.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and, in the case of an amendment, the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 45 (Amendments and Waivers).

(c)	Without prejudice to the generality of Clause 32.8 (Rights and discretions), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Paragraph (c) of Clause 30.10 (Pro rata interest settlement) shall apply to this Clause 45 (Amendments and Waivers).

45.2	All Lender matters

Subject to Clause 45.4 (Changes to reference rates), an amendment of or waiver or consent in relation to any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	a postponement to or extension of the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility or a Tranche;

(f)	a change to any Transaction Obligor other than in accordance with Clause 31 (Changes to the Transaction Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	this Clause 45 (Amendments and Waivers);

(i)	any change to the preamble (Background), any definition in Clause 1.1 (Definitions) relating to Sanctions and/or Bail-In Legislation, Clause 2 (The Facility), Clause 3 (Purpose), Clause 5 (Utilisation), Clause 6.2 (Effect of cancellation and prepayment on scheduled repayments), Clause 7.1 (Illegality), Clause 7.2 (Change of Control), Clause 7.5 (Mandatory prepayment on sale or Total Loss), Clause 7.7 (Mandatory prepayment maximum Debt Adjusted Age), Clause 7.8 (Mandatory prepayment minimum Total Commitments), Clause 9 (Interest), Clause 21.32 (Sanctions), Clause 21.34 (No money laundering; anti-bribery; anti-corruption), Clause 24.18 (Sanctions), Clause 25 (Insurance Undertakings), Clause 26.10 (Compliance with laws etc.), Clause 26.12 (Sanctions and Ship trading), Clause 28 (Earnings Accounts and Application of Earnings), Clause 30 (Changes to the Lenders and Hedge Counterparties), Clause 35 (Sharing among the Finance Parties), Clause 38 (Bail-in); Clause 46.7 (Data Protection), Clause 48 (Governing Law and QFC) or Clause 49 (Enforcement);

(j)	any release of, or material variation to, any Transaction Security, guarantee, indemnity or subordination arrangement set out in a Finance Document (except in the case of a release of Transaction Security as it relates to the disposal of an asset which is the subject of the Transaction Security and where such disposal is expressly permitted by the Majority Lenders or otherwise under a Finance Document);

(k)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity);

(ii)	the Security Assets; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of sub-paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(l)	the release of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity) or Clause 20 (Guarantee and Indemnity – Hedge Guarantors), the joint and several liability of the Borrowers under Clause 19 (Joint and Several Liability of the Borrowers) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

45.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of a Servicing Party or an Arranging Party (in their capacity as such) may not be effected without the consent of that Servicing Party or that Arranging Party, as the case may be.

(b)	An amendment or waiver which relates to and would adversely affect the rights or obligations of a Hedge Counterparty (in its capacity as such) may not be effected without the consent of that Hedge Counterparty.

(c)	The Borrowers and the Facility Agent, an Arranging Party or the Security Agent, as applicable, may amend or waive a term of a Fee Letter to which they are party.

(d)	The relevant Hedge Counterparty and the Guarantor may amend, supplement or waive the terms of any Hedging Agreement.

45.4	Changes to reference rates

(a)	Subject to Clause 45.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to a Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to dollars in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and where agreed by the Obligors, market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, and if agreed by the Obligors, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on the Loan or any part of the Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(c)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 10 Business Days (or such longer time period in relation to any request which the Obligors and the Facility Agent may agree) of that request being made:

(i)	its Commitment or its participation in the Loan (as the case may be) shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan (as applicable) when ascertaining whether any relevant percentage of Total Commitments or the aggregate of participations in the Loan (as applicable) has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this Clause 45.4 (Changes to reference rates):

“Published Rate” means:

(a)	the RFR; or

(b)	Term SOFR.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period which is no less than:

(A)	the Term SOFR Contingency Period in the case of Term SOFR; or

(B)	the period specified as the “RFR Contingency Period” in the Benchmark Terms; or

(d)	in the opinion of the Majority Lenders and the Borrowers, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under sub-paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor or alternative to a Published Rate.

“Term SOFR Contingency Period” means 90 days.

45.5	Obligor Intent

Without prejudice to the generality of Clauses 1.2 (Construction), 18.4 (Waiver of defences), 19.2 (Waiver of defences) and 20.4 (Waiver of defences), each Obligor expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

46	Confidential Information

46.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 46.2 (Disclosure of Confidential Information), Clause 46.4 (Disclosure to numbering service providers) and Clause 46.7 (Data Protection) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

46.2	Disclosure of Confidential Information

(a)	Any Finance Party may disclose:

(i)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(ii)	to any person:

(A)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(B)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(C)	appointed by any Finance Party or by a person to whom sub-paragraph (A) or (B) of paragraph (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 32.16 (Relationship with the other Finance Parties));

(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (A) or (B) of paragraph (ii) above;

(E)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation (including any applicable data protection laws);

(F)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(G)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 30.9 (Security over Lenders’ rights);

(H)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(I)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(J)	with the consent of the Guarantor;

(K)	in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)	in relation to sub-paragraphs (A), (B) and (C) of paragraph (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)	in relation to sub-paragraph (D) of paragraph (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)	in relation to sub-paragraphs (E), (F) and (G) of paragraph (ii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(iii)	to any person appointed by that Finance Party or by a person to whom sub-paragraph (A) or (B) of paragraph (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (iii) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; and

(iv)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

(b)	Each Obligor hereby releases each Finance Party and each of its Affiliates and each of their officers, directors, employees, head office, professional advisers, auditors and representatives (together, the “Disclosing Party”) from any confidentiality obligations or confidentiality restrictions arising from Swiss law or other applicable banking secrecy and data protection legislation which would prevent a Disclosing Party from disclosing any Confidential Information in accordance with this Clause or Clause 46.2 (Disclosure of Confidential Information).

46.3	DAC6

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

46.4	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Transaction Obligors the following information:

(i)	names of Transaction Obligors;

(ii)	country of domicile of Transaction Obligors;

(iii)	place of incorporation of Transaction Obligors;

(iv)	date of this Agreement;

(v)	Clause 48 (Governing Law and QFC);

(vi)	the names of the Facility Agent and the Arranging Parties;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Transaction Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents, on behalf of itself and the other Transaction Obligors, that none of the information set out in sub-paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Guarantor and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Transaction Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Transaction Obligors by such numbering service provider.

46.5	Entire agreement

This Clause 46 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

46.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

46.7	Data Protection

Where any of the Finance Parties (the “Processor”) has been supplied by any Transaction Obligor with personal data of third party individuals, such Transaction Obligor confirms that it has provided such individuals with the information as is required under data protection legislation applicable at the time of the provision of such information, which includes but it not limited to, the identity of the Processor, the purpose for processing, how the Processor and/or such individuals might exercise their rights under the legislation and that the Processor as a global corporate may transfer their data to countries that do not offer the same level of protection.

46.8	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (E) of paragraph (ii) of Clause 46.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 46 (Confidential Information).

46.9	Continuing obligations

The obligations in this Clause 46 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

47	Counterparts and Electronic Signing

(a)	Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

(b)	This Agreement may be executed and delivered by electronic or digital means (including without limitation portable document format (“PDF”)). Any such signature shall be of the same force and effect as an original signature, it being the express intent of the Parties to create a valid and legally enforceable contract between them. The exchange and delivery of this Agreement as an attachment to electronic mail (including in PDF) shall constitute effective execution and delivery by the Parties and may be used by the Parties for all purposes. Notwithstanding the foregoing, at the request of any Party, the Parties hereto agree to exchange inked original replacement signature pages as soon thereafter as reasonably practicable.

Section 12

Governing Law and Enforcement

48	Governing Law and QFC

48.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

48.2	Acknowledgement Regarding Any Supported QFCs

(a)	To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States).

(b)	In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

49	Enforcement

49.1	Jurisdiction

(a)	Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a “Dispute”).

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)	This Clause 49.1 (Jurisdiction) is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

49.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Mr Alan Ross at his office for the time being, presently at 58 Mymms Drive, Brookmans Park, Hatfield, Hertfordshire, AL9 7AF, England, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.